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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Luby’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Luby’s, Inc.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040
713-329-6800
www.lubys.com

December 17, 2004

Dear Shareholders:

      On behalf of our Board of Directors, we are pleased to invite you to attend the 2005 Annual Meeting of Shareholders of Luby’s, Inc. to be held on Thursday, January 20, 2005, at 9:00 a.m., Central time, at the Crowne Plaza Hotel, 12801 Northwest Freeway, Houston, Texas. All record holders of Luby’s outstanding common shares at the close of business on December 3, 2004, are eligible to vote on matters brought before this meeting.

      At this year’s meeting, you will have an opportunity to vote on several important matters, including new terms proposed for four incumbent directors, ratification of the appointment of Ernst & Young LLP as independent auditor for fiscal 2005, approval of the Amended and Restated Nonemployee Director Stock Plan, and such other matters, including a nonbinding shareholder proposal, as may properly come before the meeting. The following meeting notice and proxy statement provide information you need about the election of directors, as well as information regarding other matters to be voted on at the meeting. There will be time allocated for us to address questions from the shareholders in attendance.

      Please review the following proxy statement carefully. Your vote is important, so be sure to vote your shares as soon as possible. Please review the enclosed proxy for specific voting instructions.

      Thank you for your loyalty and support.

Sincerely, Gasper Mir, III Chairman of the Board	Sincerely, Christopher J. Pappas President and CEO

LUBY’S, INC.

13111 Northwest Freeway, Suite 600
Houston, Texas 77040

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

JANUARY 20, 2005

       NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Luby’s, Inc., a Delaware corporation, will be held at the Crowne Plaza Hotel, 12801 Northwest Freeway, Houston, Texas 77040, on Thursday, January 20, 2005, at 9:00 a.m., Central time, for the following purposes:

(1)	To elect four directors to serve until the 2008 Annual Meeting of Shareholders;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditor for the 2005 fiscal year;

(3)	To approve the amendment and restatement of the Nonemployee Director Stock Plan;

(4)	To act upon one nonbinding shareholder proposal to declassify the elections of directors; and

(5)	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

      The Board of Directors has determined that shareholders of record at the close of business on December 3, 2004, will be entitled to vote at the meeting.

      A complete list of shareholders entitled to vote at the meeting will be on file at the Company’s corporate office at 13111 Northwest Freeway, Houston, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

      Shareholders who do not expect to attend the meeting in person are urged to review the enclosed proxy for specific voting instructions and to choose the method they prefer for casting their votes.

By Order of the Board of Directors,

Drew R. Fuller, Jr.

Secretary

Dated: December 17, 2004

LUBY’S, INC.

13111 Northwest Freeway, Suite 600
Houston, Texas 77040

PROXY STATEMENT

       This Proxy Statement and the accompanying proxy are being provided to shareholders in connection with the solicitation of proxies by the Board of Directors of Luby’s, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, January 20, 2005, or at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about December 17, 2004.

VOTING PROCEDURES

Your Vote is Very Important

      Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Shares Outstanding, Voting Rights, and Quorum

      Only holders of record of common stock of the Company at the close of business on December 3, 2004, will be entitled to vote at the meeting or at adjournments or postponements thereof. There were 22,601,004 shares of common stock outstanding on the record date, exclusive of 4,933,063 treasury shares. Each share of common stock outstanding is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding will constitute a quorum at the meeting.

Methods of Voting

•	Shares Held in Shareholder’s Name. If your shares are held in your name, you may vote by mail, via the Internet, or by telephone. You may also vote in person by attending the meeting.

•	Shares Held in “Street Name” Through a Bank or Broker. If your shares are held through a bank or broker, you can vote via the Internet or by telephone if your bank or broker offers these options. Please see the voting instructions provided by your bank or broker for use in instructing your bank or broker how to vote. Your bank or broker cannot vote your shares without instructions from you. You will not be able to vote in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

      If your proxy card is signed and returned without specifying choices, the shares represented will be voted as recommended by the Board.

Revoking Your Proxy

•	Shares Held in Shareholder’s Name. If your shares are held in your name, whether you vote by mail, the Internet, or by telephone, you may later revoke your proxy by delivering a written statement to that effect to the Secretary of the Company prior to the date of the Annual Meeting, by a later-dated electronic vote via the Internet, by telephone, by submitting a properly signed proxy with a later date, or by voting in person at the Annual Meeting.

•	Shares Held in “Street Name” Through a Bank or Broker. If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

Vote Required

      A plurality of the votes cast at the Annual Meeting is required for election of a director. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Ratification of the appointment of auditors and approval of the amendment and restatement of the Nonemployee Director Stock Plan each require the affirmative vote of a majority of the shares present or represented at the meeting. Approval of the nonbinding shareholder proposal described in the following paragraph and on pages 20-23 requires the affirmative vote of a majority of the shares present or represented at the meeting, although declassification of the Board of Directors as proposed would require an amendment to the Company’s certificate of incorporation by an affirmative vote of at least 80% of the outstanding shares upon a further vote of the shareholders at a subsequent meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. Abstentions and broker nonvotes will not be included in determining the number of votes cast on any matter.

Recommendation of the Board of Directors

      The Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the amendment and restatement of the Nonemployee Director Stock Plan, and “FOR” the appointment of Ernst & Young LLP as independent auditor for the 2005 fiscal year. The Board recommends that you vote your shares “AGAINST” the nonbinding shareholder proposal sponsored by the Harold J. Mathis, Jr. Family Limited Partnership and Harold J. Mathis, Jr. relating to the manner of election of directors of the Company.

Other Business

      The Board knows of no other matters which may be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

      It is the Company’s policy that any proxy, ballot, or other voting material that identifies the particular vote of a shareholder and contains the shareholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareholder. Under the policy, the inspectors of election at any shareholder meeting will be independent parties unaffiliated with the Company.

ELECTION OF DIRECTORS (Item 1)

      The shareholders elect approximately one-third of the members of the Board of Directors annually. The Board is divided into three classes, as nearly equal in number as possible, with the members of each class serving three-year terms. Currently, the Board is comprised of twelve members, four whose terms expire at the 2005 Annual Meeting, four whose terms expire in 2006, and four whose terms expire in 2007. Effective as of the date of the 2005 Annual Meeting, the Board will be comprised of ten members, three whose terms expire at the 2006 Annual Meeting, three whose terms expire in 2007, and four whose terms expire in 2008. The reduction in number of members of the Board of Directors results from the resignations of Roger R. Hemminghaus and Joanne Winik and the Board of Directors’ election not to fill the vacancies caused by Mr. Hemminghaus’ and Ms. Winik’s resignations at this time.

      The terms of Judith B. Craven, Arthur R. Emerson, Frank Markantonis, and Gasper Mir, III will expire at the 2005 Annual Meeting of Shareholders. The Board nominates Judith B. Craven, Arthur R. Emerson, Frank Markantonis, and Gasper Mir, III for election as directors to serve until the 2008 Annual Meeting of

Shareholders and until their successors are elected and qualified. The Board of Directors recommends a vote FOR all such nominees.

      The Board has nominated Frank Markantonis to serve until the 2008 Annual Meeting. Mr. Markantonis is an attorney whose principal client is Pappas Restaurants, Inc., an entity controlled by Harris J. Pappas and Christopher J. Pappas. Harris J. Pappas is currently serving until the 2006 Annual Meeting, and his brother, Christopher J. Pappas, is currently serving until the 2007 Annual Meeting, and, as with all directors, each of them would serve until his or her successor is duly elected and qualified. Pursuant to the terms of the First Amendment to Purchase Agreement dated June 7, 2004, entered into by and among the Company, Christopher J. Pappas and Harris J. Pappas, the Company agreed that Messrs. Pappas would have the right to nominate a number of directors for election to the board which, if such nominees are elected, would result in Messrs. Pappas having nominated three of the then serving directors of the Company. Messrs. Pappas are entitled to exercise this right for so long as they are both executive officers of the Company or they remain the holders of the Company’s $10 million in amended and restated convertible subordinated promissory notes dated June 7, 2004. Messrs. Pappas designated themselves and Frank Markantonis as their nominees for directors. The Board of Directors recommends a vote FOR Frank Markantonis.

      All such nominees named above have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board.

      The following information is furnished with respect to each of the nominees and for each of the directors whose terms will continue after the Annual Meeting. Such information includes all positions with the Company and principal occupations during the last five years.

Nominees for Election to Terms Expiring in 2008

      JUDITH B. CRAVEN is President of JAE & Associates LLC. She was President of United Way of the Texas Gulf Coast (from 1992 to 1998). She is 59 and has been a director of the Company since January of 1998. She is a director of A.H. Belo Corporation, Sysco Corporation, and Valic Corp. and serves on the Board of Regents of the University of Texas at Austin. She is Chairman of the Personnel and Administrative Policy Committee, Vice-Chairman of the Executive Compensation Committee, and a member of the Nominating and Corporate Governance Committee and the Executive Committee.

      ARTHUR R. EMERSON is Chairman/CEO of Groves Rojas Emerson, an advertising and public relations firm (since June 2000). Prior thereto he was Vice President and General Manager of the Texas stations of the Telemundo television network. He is a director of USAA Federal Savings Bank and Chairman of its Trust Committee. He is 60 and has been a director of the Company since January of 1998. He is a member of the Finance and Audit Committee.

      FRANK MARKANTONIS is an attorney licensed to practice in Texas since 1973. He has worked extensively in the real estate and corporate areas for over 30 years. He is a member of the State Bar of Texas and the District of Columbia Bar. His principal client is Pappas Restaurants, Inc. He is 56 years old and has been a director of the Company since January of 2002. He is a member of the Personnel and Administrative Policy Committee.

      GASPER MIR, III is currently serving as Executive General Manager of Strategic Partnerships for the Houston Independent School District. Mr. Mir is a principal owner and founder of the public accounting and professional services firm Mir•Fox & Rodriguez, P.C. (since 1988). He is currently on a leave of absence from the accounting firm. He is 58 and has been a director of the Company since January of 2002. He is a director of the Memorial Hermann Hospital System, Sam Houston Council of Boy Scouts, the American Leadership Foundation, the Houston Hispanic Chamber of Commerce, the Advisory Board of the University of Houston-Downtown School of Business, and the Houston Region Board of Directors of JPMorgan Chase Bank of Texas. He is Chairman of the Luby’s Board, Chairman of the Executive Committee and the Nominating and Corporate Governance Committee, and a member of the Finance and Audit Committee.

Incumbents Whose Terms Expire in 2007

      JILL GRIFFIN is a business consultant, an internationally published author, and speaker. She is a principal of the Griffin Group, founded by her in 1988, which specializes in customer loyalty research, customer relationship program development, and management training. In her early career, she served as senior brand manager for RJR/Nabisco’s largest brand. She then joined AmeriSuites Hotels where she served as national director of sales and marketing. She has also served on the marketing faculty at the University of Texas at Austin. She is 49 years of age and has been a director of the Company since January of 2003. She is a member of the Personnel and Administrative Policy Committee and the Executive Compensation Committee.

      ROGER R. HEMMINGHAUS is the Chairman Emeritus of Ultramar Diamond Shamrock Corporation where he also served as Chief Executive Officer until 1999 and as President and Chief Executive Officer until 1996. He is 68 and has been a director of the Company since January of 1989. He is a director of Tandy Brands Accessories, Inc., CTS Corporation, Excel Energy, Inc., and Southwest Research Institute. He is Vice-Chairman of the Board, Chairman of the Executive Compensation Committee, Vice-Chairman of the Executive Committee, Vice-Chairman of the Nominating and Corporate Governance Committee, and a member of the Personnel and Administrative Policy Committee. Mr. Hemminghaus has submitted his resignation with an effective date of January 20, 2005.

      CHRISTOPHER J. PAPPAS is President and Chief Executive Officer of the Company (since March 7, 2001). He is also Chief Executive Officer of Pappas Restaurants, Inc. He is 57 and has been a director of the Company since March of 2001. He is a director of the National Restaurant Association, the Sam Houston Council of Boy Scouts of America Board, the Southwest Bank of Texas Advisory Board, the University of Houston Conrad Hilton School of Hotel and Restaurant Management Dean’s Advisory Board, and the Greater Houston Partnership Board. He is a member of the Executive Committee.

      JIM W. WOLIVER is a retired former officer of the Company. He was Senior Vice President-Operations from 1995 to 1997 and Vice President-Operations from 1984 to 1995. He is 67 and has been a director of the Company since January of 2001. He is a member of the Personnel and Administrative Policy Committee and the Executive Compensation Committee.

Incumbent Directors Whose Terms Expire in 2006

      J.S.B. JENKINS is President, Chief Executive Officer, and a director of Tandy Brands Accessories, Inc., a manufacturer and marketer of fashion accessories, and has served as such since the company’s formation in 1990. He previously served as the Executive Vice President of the Bombay Company, Inc. He is also a member of the Texas A&M University College of Business Administration/ Graduate School of Business Development Council, the Texas A&M University President’s Council, the advisory board of directors for the Texas A&M University 12th Man Foundation, and the board of directors for the Cotton Bowl Athletic Association. He is 61 years of age and has been a director of the Company since January of 2003. He is Vice-Chairman of the Finance and Audit Committee.

      JOE C. McKINNEY is Vice-Chairman of Broadway National Bank (since October 1, 2002). He formerly served as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio (commercial banking) until his retirement on March 31, 2002. He is 58 years of age and has been a director of the Company since January of 2003. He is a director of Broadway National Bank, Broadway Bancshares, Inc., Columbia Industries, USAA Real Estate Company, Tampa Equities REIT I (USAA), Houston REIT (USAA), and U.S. Industrial REIT I (USAA). He is Chairman of the Finance and Audit Committee and a member of the Nominating and Corporate Governance Committee and the Executive Committee.

      HARRIS J. PAPPAS is Chief Operating Officer of the Company (since March 7, 2001). He is 60 and has been a director of the Company since March of 2001. He is also President of Pappas Restaurants, Inc. He is a director of Oceaneering International, Inc., Memorial Hermann Affiliated Services, Inc., and the YMCA of Greater Houston. He is also an advisory trustee of Schreiner’s College and an advisory board member of

Frost National Bank-Houston. He is a member of the Executive Committee and the Personnel and Administrative Policy Committee.

      JOANNE WINIK is President, General Manager, and a director of KLRN-TV, San Antonio’s Public Broadcasting Service affiliate. She is a director of PBS (Public Broadcasting System). She is 65 and has been a director of the Company since January of 1993. She is Vice-Chairman of the Personnel and Administrative Policy Committee and a member of the Executive Compensation Committee. Ms. Winik has submitted her resignation with an effective date of January 20, 2005.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

      The following table sets forth information concerning the beneficial ownership of the Company’s common stock, as of December 3, 2004, for (a) each director currently serving on the Company’s Board, (b) each nominee for election as a director at the 2005 Annual Meeting, (c) each of the officers named in the Summary Compensation Table (Named Officers) not listed as a director, and (d) directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer and shares that the director or executive officer has the right to acquire within 60 days after December 3, 2004.

	Shares	Percent of
	Beneficially	Common
Name(1)	Owned	Stock

Judith B. Craven(2)	27,634	*
Arthur R. Emerson(3)	29,728	*
Jill Griffin(4)	4,000	*
Roger R. Hemminghaus(5)	48,651	*
J.S.B. Jenkins(6)	4,000	*
Frank Markantonis(7)	9,978	*
Joe C. McKinney(8)	4,000	*
Gasper Mir, III(9)	8,452	*
Christopher J. Pappas(10)	2,791,900	10.33%
Harris J. Pappas(11)	2,791,900	10.33%
Ernest Pekmezaris(12)	21,760	*
Peter Tropoli(13)	18,750	*
Joanne Winik(14)	30,079	*
Jim W. Woliver(15)	28,416	*
All directors and executive officers of the Company, as a group (14 persons)(16)	5,819,248	21.53%

*	Represents beneficial ownership of less than one percent of the shares of the Company’s common stock issued and outstanding on December 3, 2004.

(1)	Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of the Company’s common stock when the nonemployee director ceases to be a director of the Company on account of resignation, retirement, death, disability, removal, or any other circumstance. The shares of common stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the common stock within 60 days if his or her directorship terminated.

(2)	The shares shown for Ms. Craven include 1,500 shares held for her benefit in a custodial account. The shares shown include 14,666 shares which she has the right to acquire within 60 days under the

Nonemployee Director Stock Option Plan and 11,468 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(3)	The shares shown for Mr. Emerson include 3,237 shares held jointly with his wife in a custodial account. The shares shown include 14,666 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 11,825 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(4)	The shares shown for Ms. Griffin include 4,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(5)	The shares shown for Mr. Hemminghaus include 14,300 shares held in a custodial account for the benefit of Mr. Hemminghaus and his wife. The shares shown include 18,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 16,351 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan which will convert into 16,351 shares of common stock on January 20, 2005, the effective date of Mr. Hemminghaus’ resignation.

(6)	The shares shown for Mr. Jenkins include 4,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(7)	The shares shown for Mr. Markantonis include 100 shares held for his benefit in a custodial account. The shares shown include 6,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 3,878 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(8)	The shares shown for Mr. McKinney include 4,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(9)	The shares shown for Mr. Mir include 6,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 2,452 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(10)	The shares shown for Christopher J. Pappas include 671,900 shares held for his benefit in a custodial account. The shares shown include 1,120,000 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company in 2001 and 1,000,000 shares which he has the right to acquire within 60 days upon conversion of amended and restated convertible subordinated notes issued in 2004, exclusive of accrued interest which also may be converted. (See “Certain Relationships & Related Transactions” beginning on page 13).

(11)	The shares shown for Harris J. Pappas include 671,900 shares held for his benefit in a custodial account. The shares shown include 1,120,000 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company and 1,000,000 shares which he has the right to acquire within 60 days upon conversion of amended and restated convertible subordinated notes issued in 2004, exclusive of accrued interest which also may be converted. (See “Certain Relationships & Related Transactions” beginning on page 13).

(12)	The shares shown for Mr. Pekmezaris include 3,010 shares held for his benefit in a custodial account. The shares shown include 18,750 shares which he has the right to acquire within 60 days under the Company’s stock option plans.

(13)	The shares shown for Mr. Tropoli include 18,750 shares which he has the right to acquire within 60 days under the Company’s stock option plans.

(14)	The shares shown for Ms. Winik include 2,578 shares held for her benefit in custodial accounts. The shares shown include 13,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 14,501 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan which will convert into 14,501 shares of common stock on January 20, 2005, the effective date of Ms. Winik’s resignation.

(15)	The shares shown for Mr. Woliver include 20,416 shares held in a custodial account for the benefit of Mr. Woliver and his wife. The shares shown include 8,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(16)	The shares shown for all directors and executive officers as a group include 2,362,331 shares which they have the right to acquire within 60 days under the Company’s benefit plans, 2,000,000 shares which they have the right to acquire within 60 days upon conversion of convertible notes, and 60,475 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information as to the beneficial ownership of the Company’s common stock by each person or group known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock as of September 30, 2004, (except for Messrs. Pappas whose information is current as of December 11, 2004) and, unless otherwise indicated, is based on disclosures made by the beneficial owners in SEC filings under Section 13 of the Exchange Act:

	Shares	Percent of
	Beneficially	Common
Name and Address of Beneficial Owner(1)	Owned	Stock

Christopher J. Pappas(2)	2,791,900	10.33%
642 Yale Street Houston, Texas 77007
Harris J. Pappas(3)	2,791,900	10.33%
642 Yale Street Houston, Texas 77007
Aegis Financial Corporation(4)	2,289,600	8.47%
1100 North Glebe Road Arlington, Virginia 22201
Dimensional Fund Advisors(4)	1,745,876	6.46%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

(1)	Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

(2)	The shares shown for Christopher J. Pappas include 671,900 shares held for his benefit in a custodial account. The shares shown include 1,120,000 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company and 1,000,000 shares which he has the right to acquire within 60 days upon conversion of the principal of the amended and restated convertible subordinated notes he purchased in 2004, exclusive of any accrued interest, which also may be converted. (See “Certain Relationships & Related Transactions” beginning on page 13).

(3)	The shares shown for Harris J. Pappas include 671,900 shares held for his benefit in a custodial account. The shares shown include 1,120,000 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company and 1,000,000 shares which he has the right to acquire within 60 days upon conversion of the principal of the amended and restated convertible subordinated notes he purchased in 2004, exclusive of any accrued interest, which also may be converted. (See “Certain Relationships & Related Transactions” beginning on page 13).

(4)	The ownership reported is based upon Form 13F filings for each of these shareholders for the calendar quarter ended September 30, 2004.

INFORMATION CONCERNING MEETINGS, COMMITTEES OF THE BOARD,

AND COMPENSATION OF DIRECTORS

      The Board of Directors held four regular meetings and six special meetings during the fiscal year ended August 25, 2004. Each director attended more than 75% of the aggregate of all meetings of the Board and the committees of the Board on which he or she served during the last fiscal year.

      The Board has affirmatively determined that Messrs. Emerson, Hemminghaus, Jenkins, McKinney, Mir, and Woliver and Ms. Craven, Griffin, and Winik are “independent” directors under the New York Stock Exchange listing standards. The membership, charters, and key practices of each of these committees are available on the Company’s website at www.lubys.com.

      The Board currently has the following committees: Finance and Audit, Nominating and Corporate Governance, Personnel and Administrative Policy, Executive Compensation, and Executive. The Finance and Audit Committee and the Personnel and Administrative Policy Committee typically meet prior to each regularly scheduled meeting of the Board; otherwise, all committees meet as necessary to fulfill their responsibilities, including regular quarterly meetings of the Finance and Audit Committee with management and the Company’s independent accountants to review the results of operations and the overall financial status of the Company. The committees have been directed by the Board to consider matters within their respective areas of responsibility and to make recommendations to the full Board for action on these matters. Only the Executive Committee is empowered to act on behalf of the Board, and the specific powers of that committee may be exercised only in extraordinary circumstances.

      Prior to the date of the 2004 Annual Meeting, the Board adopted certain changes to the structure and membership of the Board’s committees to comply with rules adopted by the New York Stock Exchange and the Securities and Exchange Commission during the past year. Membership and principal responsibilities of the current Board committees are described below.

Finance and Audit Committee

The members of the Finance and Audit Committee are:

Joe C. McKinney (Chair)

J.S.B. Jenkins (Vice-Chair)
Arthur R. Emerson
Gasper Mir, III

      The Finance and Audit Committee met fourteen times during the last fiscal year. The Finance and Audit Committee is a standing audit committee established to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. Its primary functions are to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; and (4) the performance of the Company’s internal audit function and its independent auditor. The Finance and Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent auditor and the preparation of the of the Finance and Audit Committee Report, beginning on page 23.

      All members of the Finance and Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange.

      The Board determined that Gasper Mir, III and Joe C. McKinney are “audit committee financial experts” as defined in rules of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002. Messrs. Mir and McKinney are independent under the listing standards of the New York Stock Exchange.

      At least quarterly, Committee members have the opportunity to meet privately with representatives of the Company’s independent auditor and with the Company’s Director of Internal Audit. The Board of Directors has adopted a written charter for the Finance and Audit Committee. A copy of the current Finance and Audit Committee Charter adopted by the Board is attached to this Proxy Statement as Annex A and is available on the Company’s website at www.lubys.com.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are:

Gasper Mir, III (Chair)

Roger R. Hemminghaus (Vice-Chair)
Judith B. Craven
Joe C. McKinney

      The Nominating and Corporate Governance Committee met two times during the last fiscal year. The primary functions of this Committee are (1) to maintain oversight of the development, structure, performance, and evaluation of the Board; (2) to seek and recommend candidates to fill vacancies on the Board; and (3) to recommend appropriate Board action on renewal terms of service for incumbent members as their terms near completion. A copy of the Nominating and Corporate Governance Committee Charter, as currently in effect, is available on the Company’s website at www.lubys.com.

      All members of the Nominating and Corporate Governance Committee are independent as that term is defined in the listing standards of the New York Stock Exchange.

Director Nominations

Director Qualifications and Nomination Process

      The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may retain a third-party search firm to assist it in identifying candidates.

      Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

      If the Committee determines, in consultation with the Chairman of the Board and other members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, including:

•	A candidate’s expertise and experience;

•	Independence (as defined by applicable New York Stock Exchange and SEC rules);

•	Financial literacy and understanding of business strategy, business environment, corporate governance, and board operation knowledge;

•	Commitment to our core values;

•	Skills, expertise, independence of mind, and integrity;

•	Relationships with the Company;

•	Service on the boards of directors of other companies;

•	Openness, ability to work as part of a team and willingness to commit the required time; and

•	Familiarity with the Company and its industry.

      The Nominating and Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, and the need for audit committee expertise.

      In connection with its evaluation, the Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, may interview prospective nominees in person. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

      We did not pay any third party a fee to assist in the process of identifying or evaluating nominees for election at the 2005 Annual Meeting. We did not receive any director candidates for election at the 2005 Annual Meeting put forward by a shareholder or group of shareholders who beneficially own more than five percent of our common stock, other than Frank Markantonis as stated above. All nominees for election as directors at the 2005 Annual Meeting are incumbent directors of the Company standing for re-election.

Submission of Shareholder Nominations to the Board of Directors

      A shareholder who wishes to recommend a prospective nominee for election to the Board should notify the Corporate Secretary, Luby’s, Inc. 13111 Northwest Freeway, Suite 600, Houston, Texas 77040. The notice should be addressed to the attention of the Corporate Secretary or any member of the Nominating and Corporate Governance Committee in care of the Corporate Secretary. The notice should include whatever supporting material the shareholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provision of our bylaws relating to shareholder nominations as described in “Director Nominations For 2006 Annual Meeting,” below.

Shareholder Communications to the Board

      Shareholders and other parties interested in communicating directly with the Chairman of the Board, the non-management directors as a group or the Board regarding the Company may do so by writing to the Chairman of the Board, in care of the Corporate Secretary at Luby’s, Inc. 13111 Northwest Freeway, Suite 600, Houston, Texas, 77040, Attn: Corporate Secretary. Instructions on how to communicate with the Board are also available on our Investor Relations website, which can be reached through a link at http://www.lubys.com/contactboard.asp.

      The Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, our Corporate Secretary reviews all such correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Finance and Audit Committee with respect to such matters.

Director Attendance at Annual Meetings

      Although we do not have a formal policy regarding director attendance at our Annual Meeting, all of our directors attended the 2004 Annual Meeting and we expect all continuing members will be present for the 2005 Annual Meeting.

Personnel and Administrative Policy Committee

The members of the Personnel and Administrative Policy Committee are:

Judith B. Craven (Chair)

Joanne Winik (Vice-Chair)
Jill Griffin
Roger R. Hemminghaus
Frank Markantonis
Harris J. Pappas
Jim W. Woliver

      The Personnel and Administrative Policy Committee met five times during the last fiscal year. The primary functions of the Personnel and Administrative Policy Committee are to monitor and evaluate the policies and practices of (1) human resource management and administration; (2) management development; (3) nonexecutive officer compensation and benefits (other than Board and executive compensation); (4) retirement/savings and investment plan administration; (5) marketing and public relations strategies; (6) safety and security policies; and (7) shareholder relations and communications on matters other than financial reporting.

      None of the members of the Committee is an officer or employee, or a former officer or employee of the Company, except Messrs. Woliver and Pappas. Mr. Woliver retired as an officer and employee of the Company in 1997, and Mr. Pappas is currently Chief Operating Officer of the Company.

Executive Compensation Committee

The members of the Executive Compensation Committee are:

Roger R. Hemminghaus (Chair)

Judith B. Craven (Vice-Chair)
Jill Griffin
Joanne Winik
Jim W. Woliver

      The Executive Compensation Committee met six times during the last fiscal year. The primary functions of the Executive Compensation Committee are (1) to discharge the Board’s responsibilities relating to compensation of the Company’s executives and its Board; and (2) to communicate to shareholders the Company’s executive compensation policies and the reasoning behind such policies.

      All members of the Executive Compensation Committee are independent as that term is defined in the listing standards of the New York Stock Exchange.

Executive Committee

The members of the Executive Committee are:

Gasper Mir, III (Chair)

Roger R. Hemminghaus (Vice-Chair)
Judith B. Craven
Joe C. McKinney
Christopher J. Pappas
Harris J. Pappas

      The Executive Committee met one time during the last fiscal year. The primary functions of this Committee are (1) to facilitate action by the Board between meetings of the Board; and (2) to develop and periodically review the Company’s Corporate Governance Guidelines and recommend such changes as may be determined appropriate to the Board so as to reflect the responsibilities of the Board and the manner in which the enterprise should be governed in compliance with best practices.

Compensation of Directors

      Each nonemployee director other than the Chairman of the Board is currently paid an annual retainer of $25,000. The Chairman of the Board is currently paid an annual retainer of $50,000. In addition to the base annual retainer of $25,000, the Chairman of the Finance and Audit Committee is currently paid an additional annual retainer of $7,000, and the Chairman of each other Board committee is currently paid an additional annual retainer of $3,500. All nonemployee directors are also paid the following meeting fees for each meeting he or she attends: (i) $1,500 per day for each meeting of the Board, including committee meetings attended on the same day as a meeting of the Board, so long as the total duration of the meeting(s) attended on that day exceeds four hours; (ii) $750 per day for each meeting of the Board, including committee meetings attended on the same day as a meeting of the Board, if the meeting is conducted by telephone or its total duration is less than four hours; (iii) $1,000 per day for each meeting of any Board committee held on a day other than a Board meeting day; and (iv) $500 per day for each meeting of any Board committee conducted by telephone on a day other than a Board meeting day.

      Under the Company’s Nonemployee Director Stock Option Plan, as previously amended and restated (the “Option Plan”), nonemployee directors are periodically granted nonqualified options to purchase shares of the Company’s common stock at an option price equal to 100% of fair market value on the date of grant. Each option terminates upon the expiration of ten years from the date of grant or one year after the optionee ceases to be a director, whichever first occurs. An option may not be exercised prior to the expiration of one year from the date of grant, subject to certain exceptions specified in the Option Plan. An amendment and restatement of the Option Plan has been submitted for approval by the shareholders at this meeting. See “Nonemployee Director Stock Plan” beginning on p. 16.

      Pursuant to the provisions of the Option Plan, options were granted on February 26, 2004, to Judith B. Craven, Arthur R. Emerson, Jill Griffin, Roger R. Hemminghaus, J.S.B. Jenkins, Frank J. Markantonis, Joe C. McKinney, Gasper Mir, III, Joanne Winik, and Jim W. Woliver for 2,000 shares each, at an option price of $4.47 per share.

      Under the Company’s Nonemployee Director Phantom Stock Plan, as amended and restated (the “Phantom Stock Plan”), nonemployee directors were previously required and encouraged to defer their director retainer and meeting fees into a phantom share account which is credited with dollar amounts in the form of phantom shares priced at current market value of the Company’s common stock. Nonemployee directors were required to defer at least 50% of their director retainer fees until they acquired at least $100,000 of the Company’s common stock based on its average closing price over the preceding 365-day period. In addition, nonemployee directors were encouraged to defer the balance of their director retainer fees and their meeting fees into their respective phantom share accounts by provisions of the Phantom Stock Plan, which provides an additional credit to their account of 25% of any amounts voluntarily deferred. The phantom share accounts were also credited with dollar amounts equal to dividends, if any, paid on the common stock. When a participant ceases to be a director, the number of phantom shares in his or her account is converted into an equal number of shares of the Company’s common stock.

      The Company’s Corporate Governance Guidelines have consistently required deferral of director retainer fees until the $100,000 minimum market value threshold is met. Because the number of authorized shares under the Phantom Stock Plan has been fully depleted, directors may no longer defer payment into the Phantom Stock Plan of cash compensation which would otherwise be payable to nonemployee directors. However, if the amendment and restatement of the Company’s Nonemployee Director Stock Option Plan is approved at the 2005 Annual Meeting, each Nonemployee Director (i) will receive quarterly grants of 2,500 shares of restricted stock, (ii) may elect to purchase shares of restricted stock with the director’s annual meeting and retainer fees, and (iii) will be required to use at least $10,000 of the annual $25,000 retainer to purchase restricted stock. See discussion under “Nonemployee Director Stock Plan” beginning on p. 16.

      The Company’s Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors’ fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company’s obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company obtains certain services from entities owned and controlled by Christopher J. Pappas, President and Chief Executive Officer of the Company, and Harris J. Pappas, Chief Operating Officer of the Company, pursuant to the terms of an Affiliate Services Agreement dated August 28, 2001, and then amended and restated as of July 23, 2002. The types of services periodically provided to the Company by these entities are the supply of goods and other services necessary for the operation of the Company. When the Affiliate Services Agreement was amended, a Master Sales Agreement with such entities was entered into on July 23, 2002, to more properly reflect the current relationship between the Company and those entities regarding the provisions of services and goods.

      During the 2004 fiscal year, the entities owned or controlled by Harris and Christopher Pappas (the “Pappas Entities”) provided goods to the Company under the Master Sales Agreement in the amount of approximately $113,000. Conversely, no services were provided in fiscal 2003 relative to the Affiliate Services Agreement. Subsequent to August 25, 2004, and through November 30, 2004, the Company incurred costs in the amount of approximately $47,000 from the Pappas Entities under either the Master Sales Agreement or the Affiliate Services Agreement.

      Consistent with past practices, the Finance and Audit Committee of the Board reviewed on a quarterly basis all applicable amounts related to either the Master Sales Agreement or the Affiliate Services Agreement. That Committee is composed entirely of nonemployee directors.

      The Company anticipates payments to such entities under the Affiliate Services Agreement and the Master Sales Agreement during the current fiscal year will not exceed $500,000. Such payments will be primarily for goods purchased pursuant to the terms of the Master Sales Agreement. In the opinion of the Finance and Audit Committee, the fees paid by the Company for such goods and/or services are primarily at or below the level which the Company would pay for comparable goods and/or services (if available) from a party unaffiliated with the Company.

      The Company is obligated under a separate agreement dated September 28, 2001, for the lease of real property for the Company’s service center from the Pappas Entities. This lease agreement was amended on May 20, 2003, to expand the space leased by the Company. The proposal to amend the lease was reviewed by the Company’s Internal Audit Department, evaluated by the Finance and Audit Committee of the Board, and evaluated and approved by the Board with Messrs. Pappas and Markantonis abstaining from such vote. The amount paid by the Company under this lease agreement was approximately $82,000 in fiscal 2004. Subsequent to August 25, 2004, and through November 30, 2004, the Company incurred lease costs for the service center in the amount of $20,400. The Company has contracted to pay $6,800 per month in rent pursuant to said lease agreement to such entities during the current fiscal year. The Company is obligated to pay all related repairs and maintenance, insurance, and pro-rata portion of utilities under said lease.

      The Company previously leased a location from an unrelated third party. That location is used to house increased equipment inventories due to store closures under the current business plan. The Company considered it more prudent to lease this location rather than to pursue purchasing a storage facility, as its strategy is to focus its capital expenditures on its operating restaurants. In a separate transaction, the third-party property owner sold the location to the Pappas Entities during the fourth quarter of fiscal 2003, with the Pappas Entities becoming the Company’s landlord for that location effective August 1, 2003. The storage site complements the Houston Service Center with approximately 27,000 square feet of warehouse space. The amount paid by the Company under this lease arrangement was approximately $69,000 in fiscal 2004. Subsequent to August 25, 2004, and through November 30, 2004, the Company incurred lease costs for the storage site of approximately $17,000. The Company has contracted to pay $5,559 per month in rent pursuant to said lease agreement to the Pappas Entities during the current fiscal year. The Company is obligated to pay all related repairs and maintenance, insurance, and pro-rata portion of utilities under said lease.

      Late in the third quarter of fiscal 2004, Christopher J. Pappas and Harris J. Pappas became partners in a limited partnership which purchased a retail strip center in Houston, Texas. Messrs. Pappas own a 50% partnership interest. One of the Company’s restaurants has rented approximately 7% of the space in that center since July of 1969. No changes were made to the Company’s lease terms as a result of the transfer of ownership of the center to the new partnership. The amount paid by the Company pursuant to the terms of this lease since the Pappas’s inclusion as partners was $56,000 in fiscal 2004. Management is under instruction that no amendments can be made to this lease without the approval of the Finance and Audit Committee.

      The Company entered into a purchase agreement (the “Purchase Agreement”) with Christopher J. Pappas and Harris J. Pappas on March 9, 2001. Pursuant to the terms of the Purchase Agreement, Messrs. Pappas became obligated to purchase convertible subordinated promissory notes (the “Pappas Notes”) from the Company in the aggregate amount of $10 million upon satisfaction of certain conditions specified in the Purchase Agreement. Messrs. Pappas each purchased two convertible subordinated promissory notes dated June 29, 2001, from the Company in the face amounts of $1.5 million and $3.5 million each (the “Original Notes”), resulting in the receipt of $10 million in proceeds by the Company. The Original Notes were unsecured, and the rights of Messrs. Pappas to receive payments under the Pappas Notes were subordinated to the rights of the Company’s senior secured creditors. As previously reported in the Company’s Current Report on Form 8-K filed May 23, 2003 and in the Company’s periodic filings, the Company’s default under the terms of its senior indebtedness which occurred in January of 2003 triggered a default under cross-default provisions in the Original Notes. In connection with the refinancing of the Company’s senior indebtedness and with the negotiation of new employment contracts with Messrs. Pappas (to replace the contracts which expired in March of 2004), a committee of independent directors of the Company, which was advised by independent advisors, negotiated an amendment of the Original Notes. These negotiations resulted in the curing of all defaults under the Original Notes and the issuance of two new notes, each in the face amount of $5 million to each of Christopher and Harris Pappas (the “Amended Notes”). Messrs. Pappas surrendered the Original Notes to the Company in connection with the issuance of the Amended Notes.

      The Amended Notes accrue interest at an annual rate of prime plus 5.00% for as long as the senior debt equals or exceeds $60 million. When the senior debt is reduced below $60 million, interest will be prime plus 4.00%. In either case, the rate cannot exceed 12.00% or the maximum legal rate. The Amended Notes remain unsecured and remain subordinated to the rights of the holders of the Company’s senior indebtedness. The Original Notes were convertible into the Company’s common stock at $5.00 per share for 2.0 million shares. The terms of the Amended Notes provides that, at the earlier of June 7, 2005, a default under the senior debt, or a “change in control” as that term is defined in the Amended Notes, the conversion price will lower from $5.00 to $3.10 per share. In addition, the Company agreed to certain limits on the amount of indebtedness that can incur while the Amended Notes are outstanding.

      The Company has agreed to reserve shares held in treasury for issuance to the holders of the Amended Notes upon conversion of the debt. The Company’s treasury shares have also been reserved for two other purposes — the issuance of shares to Messrs. Pappas upon exercise of the options granted to them on March 9, 2001, and for shares issuable under the Company’s Nonemployee Director Phantom Stock Option Plan. In accordance with an agreement between Messrs. Pappas and the Company dated June 7, 2004, Christopher and Harris Pappas have agreed to limit their exercise of stock options to a number that will ensure the “net treasury shares available” are not exceeded. Pursuant to the terms of that agreement, the Company indicated that it will use reasonable efforts to list on the New York Stock Exchange additional shares which would permit full exercise of those options.

      On July 23, 2002, the Company entered into an Indemnification Agreement with each member of the Board of Directors under which the Company obligated itself to indemnify each director to the fullest extent permitted by applicable law so that he or she will continue to serve the Company free from undue concern regarding liabilities. The Company has also entered into an Indemnification Agreement with each person becoming a member of the Board of Directors since July 23, 2002. The Board of Directors has determined that uncertainties relating to liability insurance and indemnification have made it advisable to provide directors with assurance that liability protection will be available in the future.

Section 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and any persons beneficially owning more than ten percent of the Company’s common stock to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company’s review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended August 25, 2004, all Section 16(a) filing requirements were satisfied on a timely basis.

CORPORATE GOVERNANCE

      During fiscal 2003, the Board adopted amendments to the Company’s Policy Guide on Standards of Conduct and Ethics, which applies to all directors, officers, and employees of the Company. The Board also adopted Supplemental Standards of Conduct and Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers. These documents are available on the Company’s website at www.lubys.com.

Code of Conduct and Ethics for All Directors, Officers, and Employees

      In fiscal 2003, the Board amended the existing Policy Guide on Standards of Conduct and Ethics, which is applicable to all directors, officers, and employees, to comply with the amended corporate governance standards applicable to issuers whose securities are listed on the New York Stock Exchange. It is the intent of the Policy Guide on Standards of Conduct and Ethics to promote observance of fundamental principles of honesty, loyalty, fairness, and forthrightness and adherence to the letter and spirit of the law. There shall be no waiver of any part of the Policy Guide on Standards of Conduct and Ethics for any director or executive officer except by a vote of the Board or a designated Board committee that shall ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Policy Guide on Standards of Conduct and Ethics granted to directors and executive officers on the Company’s website at www.lubys.com.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

      During fiscal 2003, the Board also adopted Supplemental Standards of Conduct and Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers (“Senior Officers’ Code”). The Senior Officers’ Code is designed to deter wrongdoing and to promote:

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other public communications made by the registrant;

Compliance with governmental laws, rules, and regulations;

The prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

Accountability for adherence to the code.

      Waivers of the Senior Officers’ Code for the Chief Executive Officer, Chief Financial Officer, and the Controller are permitted only by a vote of the Board or a designated Board committee that shall ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Senior Officers’ Code granted to the Chief Executive Officer, Chief Financial Officer, or the Controller on the Company’s website at www.lubys.com.

Corporate Governance Guidelines

      For many years, the Company has had in place Corporate Governance Guidelines which evidence the views of the Company on such matters as the role and responsibilities of the Board, composition of the Board, Board leadership, functioning of the Board, functioning of committees of the Board, and other matters. These guidelines are reviewed at least annually and modified when deemed appropriate by the Board. On October 28, 2004, the Board of Directors adopted amendments to the Company’s Corporate Governance Guidelines which were intended to clarify the Company’s expectations concerning the composition of the Board of Directors. The current version of the Company’s Corporate Governance Guidelines can be found on the Company’s website at www.lubys.com/corporategovernanceguidelines.asp.

Receipt and Retention of Complaints Regarding Accounting and Auditing Matters

      To facilitate the reporting of questionable accounting, internal accounting controls or auditing matters, the Company has established an anonymous reporting hotline through which employees can submit complaints on a confidential and anonymous basis. Any concerns regarding accounting, internal accounting controls, auditing, or other disclosure matters reported on the hotline shall be reported to the Chairman of the Finance and Audit Committee. These reports are confidential and anonymous. Procedures are in place to investigate all reports received by the hotline that concern questionable accounting, internal accounting controls, or auditing matters and to take any corrective action, if necessary. The Board shall be notified of these reports at every quarterly Board meeting, or sooner if necessary.

      Any person who has concerns regarding accounting, internal accounting controls, or auditing matters may address them to the attention of Chairman, Finance and Audit Committee, Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Nonretaliation for Reporting

      The Company’s policies prohibit retaliation against any director, officer, or employee for any report made in good faith. However, if the reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

APPOINTMENT OF AUDITORS (Item 2)

      The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the 2005 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      Ratification of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder ratification should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for ratification. The Board recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP.

NONEMPLOYEE DIRECTOR STOCK PLAN (Item 3)

      The Company’s Nonemployee Director Stock Option Plan was approved by the shareholders on January 13, 1995. It was amended by the Board of Directors on January 14, 1997, and by an amendment approved by the shareholders of the Company on January 20, 2000. The plan, as so amended, is referred to herein as the “Original Plan.”

      On October 28, 2004, the Board of Directors approved further amendments and a restatement of the Original Plan, subject to the approval of the shareholders at the 2005 Annual Meeting. The Amended and Restated Nonemployee Director Stock Plan (referred to herein as the “Amended Plan”) is intended to fully restate the Original Plan effective as of the Annual Meeting date.

      Original Plan. The Original Plan became effective on January 13, 1995. It provides for discretionary grants to directors who are not employees of the Company or its subsidiaries or affiliated entities of options to purchase common stock of the Company. The maximum number of shares of common stock issuable under the Original Plan is 200,000, subject to the adjustment provisions of the plan. Under the Original Plan, 82,669 shares of common stock remain available for future issuance.

      The Nonemployee Directors as a group have received options under the Original Plan to purchase an aggregate of 117,331 shares of common stock of the Company at option prices equal to 100% of market value on the date of grant. None of these options have been exercised and all are outstanding. Each nominee for election as director at the 2005 Annual Meeting has received options under the Original Plan to purchase shares of common stock of the Company at option prices equal to 100% of market value on the date of grant for the number of option shares indicated:

Optionee	Number of Shares

Judith B. Craven	16,666
Arthur R. Emerson	16,666
Frank Markantonis	8,000
Gasper Mir, III	8,000

      Principal Changes. The principal changes in the Original Plan to be effected by the Amended Plan are:

(a) increasing the total number of shares of the Company’s common stock issuable from 200,000 to 400,000;

(b) authorizing the award of shares of common stock of the Company which are restricted as to transferability for a stated period of time (“Restricted Stock”); and

(c) making shares of Restricted Stock available for purchase by Nonemployee Directors who elect to use their retainer or meeting fees paid to them by the Company for those purchases.

      Summary. The following summary of the Amended Plan is qualified in its entirety by reference to the complete text of the Amended Plan attached as Annex B to this Proxy Statement. The term “Company” as used in this summary refers only to Luby’s, Inc.

      Purpose. The purpose of the Amended Plan is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain the services of experienced and knowledgeable directors. To accomplish these objectives, the Amended Plan authorizes (i) award of options to purchase shares of the Company’s common stock, (ii) award of shares of Restricted Stock, (iii) the purchase of Restricted Stock out of retainer and meeting fees paid to Nonemployee Directors, and (iv) the award of an additional twenty percent (20%) of the number of shares of any Restricted Stock purchased by a Nonemployee Director in excess of the amount of retainer and meeting fees which the Board requires be paid in Restricted Stock each year, thereby encouraging Nonemployee Directors to acquire an increased economic interest in the Company.

      Administration. The Amended Plan will be administered by the Board of Directors.

      Types of Awards. The Amended Plan authorizes the award of Restricted Stock and the granting of options. Options granted under the Amended Plan will be options which do not meet the requirements of Section 422 of the Internal Revenue Code, known as “nonqualified stock options.”

      Participants. Persons entitled to participate under the Amended Plan are only directors of the Company who are not employees of the Company or a subsidiary of the Company or any other business entity in which the Company, directly or indirectly, owns 50% or more of the capital or profits interest (“Nonemployee Directors”). Because they have submitted letters of resignation with effective dates of January 20, 2005, Ms. Winik and Mr. Hemminghaus are not eligible to participate in the Amended Plan. The current Board of Directors will be comprised of eight Nonemployee Directors as of the date of the Annual Meeting.

      Shares. Subject to the adjustment provisions of the Amended Plan, the number of shares which may be issued in connection with Restricted Stock awards, Restricted Stock purchases, and upon the exercise of options, may not exceed 400,000 shares.

      Grants. The Board of Directors shall select the Nonemployee Directors who are to be granted awards of Restricted Stock and options under the Amended Plan and shall determine the terms, conditions, and limitations applicable to each such award or option.

      Adjustments. In the event of changes in outstanding shares of the Company’s common stock described in the Amended Plan, appropriate adjustments in the shares as to which options are granted shall be made so that the proportionate interest of each optionee shall be maintained.

      Price. The purchase price for any Restricted Stock, and the purchase price for shares of common stock payable upon exercise of the options, shall be 100% of fair market value on the date of grant of the Restricted Stock or the option, determined with reference to the average of the highest and lowest sales price of the Company’s common stock on the New York Stock Exchange. The market value of the Company’s common stock as of December 3, 2004, was $7.53 per share.

      Payment. Payment for shares purchased upon the exercise of an option may be made in cash, in shares of the Company’s common stock, or in a combination of the two, at the time of purchase.

      Restricted Stock Terms. Each share of Restricted Stock granted pursuant to an award or purchased by a Nonemployee Director out of retainer or meeting fees shall not be transferable for a period of three years from the date of grant or until the date on which the holder ceases to be a director of the Company, whichever first occurs.

      Option Terms. Each option granted under the Amended Plan shall terminate ten years from the date of grant or one year from the date on which the optionee ceases to be a director of the Company, whichever first occurs. An option may not be exercised prior to the expiration of one year from the date of grant, with certain exceptions. Each option becomes exercisable immediately in the event of (i) death of the optionee, (ii) resignation or removal of the optionee as a director because of long-term disability, (iii) resignation of the optionee as a director after having served at least two full terms, and (iv) expiration of the optionee’s term without being reelected after having served at least two full terms.

      Transferability. An option shall not be assignable or transferable other than by will or the laws of descent and distribution. During an optionee’s lifetime, an option can be exercised only by the optionee or his or her guardian or legal representative. Shares of Restricted Stock are not assignable or transferable until the period of restriction on transferability terminates.

      Term, Amendment, and Termination. To the extent permitted by law, the Board of Directors may amend, suspend, or terminate the Amended Plan. However, shareholder approval is required of any amendment which (i) increases the maximum number of shares issuable under the plan other than pursuant to the adjustment provisions, (ii) changes the class of persons eligible to receive options and Restricted Stock, or (iii) must be approved by shareholders under rules of the Securities and Exchange Commission and the New York Stock Exchange. Subject to earlier termination, the Amended Plan will remain in effect until the maximum number of shares issuable under the plan have been issued.

      Tax Consequences. The tax consequences of the issuance and exercise of options granted under the Amended Plan are set forth in Annex C to this Proxy Statement.

      Shareholder Vote. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval of the Amended Plan. The Board of Directors recommends that the shareholders vote FOR approval of the Amended Plan.

      The actual awards of options and Restricted Stock to be received by Nonemployee Directors under the Amended Plan are not determinable in advance, because option grants, if any, under the Amended Plan will be determined annually by the Board without reference to a formula, and the actual number of shares of

Restricted Stock issued to Nonemployee Directors will vary depending upon the minimum amount of each Nonemployee Director’s compensation that the Board annually requires to be paid in the form of Restricted Stock and the amount of director compensation in excess of the mandatory minimum, if any, that each Nonemployee Director annually elects to receive in the form of Restricted Stock.

      Therefore, the award disclosures included in the following table are estimated assuming that the Amended Plan was in effect during fiscal 2004 and that the eight continuing Nonemployee Directors elected to receive all of their 2004 director compensation in excess of the $10,000 mandatory minimum in the form of Restricted Stock. However, if the estimate were prepared assuming that the Nonemployee Directors elected to receive none of their director compensation in the form of Restricted Stock (other than the $10,000 mandatory minimum) then the total dollar value disclosed in column (a) of the table would be $80,000 and the shares of Restricted Stock disclosed in column (b) would be approximately 10,624. The following table does not include an estimate of option grants, because options grants, if any, will be determined annually by the Board without reference to a formula.

NEW PLAN BENEFITS(1)

Amended and Restated Nonemployee Director Stock Plan

		Shares of
Name and Position	Dollar Value ($)	Restricted Stock

	(a)	(b)
Non-Executive Director Group	$396,500	52,656 (3)

(1)	Only Nonemployee Directors will be eligible to participate in the Amended and Restated Nonemployee Director Stock Plan. Executive officers and employees will not be eligible to participate and, therefore, are not included in the table above.

(2)	Calculated assuming the market value of the Company’s common stock is $7.53 per share, the average of the highest and lowest sales price for the common stock on December 3, 2004.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS(1)

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to Be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,154,029	$11.69	1,389,871
Equity compensation plans not approved by shareholders	2,300,477 (2)	5.07	—

Total	3,454,506	7.28	1,389,871

(1)	The table above does not include the additional shares that would be issuable under the Amended Plan.

(2)	Includes 2,240,000 shares subject to stock options granted to Christopher J. Pappas and Harris J. Pappas in connection with their employment and 60,477 shares issuable under the Nonemployee Director Phantom Stock Plan (see “Director Compensation” on p. 12 for a brief description of the Nonemployee Director Phantom Stock Plan).

SHAREHOLDER PROPOSAL (Item 4)

      The proponent of the following shareholder proposal has notified the Company that he intends to cause the proposal set out below to be presented at the Annual Meeting. If the proponent, or a representative of the proponent who is qualified under state law, is present and submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with Federal securities regulations, we have included the proposal and its supporting statement exactly as submitted by the proponent. We are not responsible for the truthfulness or accuracy of any of the material provided by the proponent. The following proposal contains assertions that, in the judgment of the Board, are incorrect and in many cases are based solely on opinion and are not supported by fact. Rather than recite all of these inaccuracies and refute each of these assertions, the Board has recommended a vote against the proposal for the broader policy reasons set forth following the proponent’s proposal.

Proponent’s Proposal

“RESOLVED: That the stockholders of Luby’s, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors, new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.”

REASONS

Shareholders’ Vote to Declassify the Board of Directors at Luby’s

Year 2001	Approved by 59.169% of votes cast
Year 2003	Approved by 60.511% of votes cast
Year 2004	Approved by 56.598% of votes cast

This proponent continues to believe that classification of the board of directors is not in the best interest of Luby’s, Inc. and its shareholders because it makes a Board less accountable when all directors do not stand for election each year; the piecemeal election insulating directors and senior management from the impact of poor performance. The annual election of directors fosters board independence, a crucial element of good governance in today’s corporate environment.

ACCOUNTABILITY TO SHAREHOLDERS

In 2003, it was wrong for Luby’s to tell shareholders that this proposal was approved by 44.4% of the ballots cast, giving the impression that the recommendation failed when it actually passed by a sizable margin.

In 2004, it was wrong for Luby’s to tell shareholders that the 2003 percent results were correct as stated.

In both instances, Luby’s directors condoned these actions by witnessing the statements without saying a word.

Forbes Magazine’s article Crony Capitalism questions “Are these people in the corner office tone-deaf? The public is clamoring for clean corporate governance, and here they are cutting themselves cute little side deals with shareholder’s money.”

FORBES      June 21, 2004

While Forbes makes no specific reference to Luby’s, it uses data from The Corporate Library’s study of 2000 publicly held firms to find that the most common of all inside deals is the purchase or sale of insider’s products or services.

This proponent recommends the Forbes article as a great side by side read when examining the Luby’s Proxy Statement section on Related-Party-Transactions.

Luby’s continues to claim that it is acting in the best interest of shareholders. To assert that 56.598% of shareholders would vote against their own best interest is absurd. By failing to recognize last year’s strong mandate, directors have defied 56.598% of the voting ownership of the company, adhering to a double standard of accepting votes for their own election while rejecting a proposal adopted by the same shareholders.

Directors should stop using the 80% super-majority rule as their defense in opposing this resolution, and allow declassification to stand the true and democratic test by submitting the issue to shareholders as a binding resolution.

If you are appalled by Luby’s poor performance, indifference to past majority votes, and lack of accountability to shareholders, please vote to have the performance of all directors measured annually.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE

AGAINST THE SHAREHOLDER PROPOSAL

Board’s Statement Opposing the Proposal

      The proponent presented this proposal at the 2003 and 2004 Annual Meetings of shareholders. Although the proposal received significant support in those years, the percentage of votes cast in favor of the proposal declined from the 2003 meeting to the 2004 meeting. In addition, in both such years the proposal received far less than the 80% of the outstanding shares necessary to amend the specific section of the Company’s certificate of incorporation addressing the election of directors to require annual elections.

      The Board believes that the best practices in corporate governance are achieved by focusing on the specific qualifications of directors, and ensuring that directors come from diverse backgrounds and have specific skills and experience which contribute to the Board and the operations of the Company. As of the date of the 2005 Annual Meeting, the Board will be comprised of ten members, all but three of whom are independent directors. Each current member of the Board brings valuable knowledge and experience to the Company and a majority of the directors at any given time will have prior experience as directors of the Company and will be familiar with the Company’s business strategies and operations. The Board values the wisdom and insight that come with the institutional knowledge of its directors.

      The Board has always taken seriously the significant support the proposal has received in past years and the sentiments of those shareholders voting in support of the proposal. Subsequent to the Annual Meeting in each of the last two years, the Personnel and Administrative Policy Committee of the Board, and then the full Board, undertook a review of the corporate governance structure of the Company, including the structure and function of the Board and its committees. In addition, the Personnel and Administrative Policy Committee and the full Board spent considerable time to extensively evaluate the proposal. As a result of this review and evaluation, the Board has concluded that the classification of director terms continues to provide significant benefits to the Company’s shareholders.

      In 1991, the Company’s shareholders approved the current classification system for the Board, dividing the Board into three equal or nearly equal classes, each to serve for a term of three years, with one class elected each year. The staggered election of directors is a common practice that has been approved by the shareholders of many corporations. It is the Board’s belief that a classified board provides for continuity and stability and enhances the Board’s ability to implement the Company’s long-term strategy and to focus on long-term performance. In addition, because a classified Board makes it more difficult for a substantial shareholder to change the entire Board abruptly without the cooperation of the incumbent Board, it enhances the ability of the Board to consider whether initiatives proposed by such a substantial shareholder are in the best interests of the Company and all of its shareholders. A classified Board permits a more orderly process for directors to consider, in the exercise of their fiduciary responsibilities, any and all alternatives to maximize shareholder value. To specifically address one of the proponent’s issues, the Board also believes that directors who are elected to three-year terms are just as accountable to shareholders as directors who are elected on an annual basis. Directors have fiduciary duties that do not depend on how often they are elected.

      Shareholders should be aware that approval of the proposal would not declassify the Board. To declassify the Board, the Board must propose to the shareholders an amendment to the relevant section of the certificate of incorporation, following which 80% of the total outstanding shares of common stock must approve the proposed amendment. Any shareholder approval of this proponent’s proposal at the 2005 Annual Meeting would be only a recommendation to the Board. However, the Company completes a corporate governance review at least annually and, in the case of the past two years, more frequently when corporate governance reforms are proposed or enacted by government and regulatory organizations. If the current proposal receives substantial shareholder support at the 2005 Annual Meeting, the Personnel and Administrative Policy Committee and the Board will again carefully consider the proposal even if it, or a similar proposal, is not submitted for consideration at the 2006 Annual Meeting of shareholders.

      One point made by the proponent must be addressed. The Company strongly disagrees with the proponent’s characterization of the Company’s consideration of action on the proposal over the last two years as indifferent and the proponent’s statements that the Company’s performance has been “poor.” The Company believes strongly that it adheres to the best practices in corporate governance for companies with characteristics similar to the Company.

FINANCE AND AUDIT COMMITTEE REPORT

      The primary responsibility of the Finance and Audit Committee is to oversee the Company’s accounting and financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the financial statements, and the independent auditor is responsible for auditing those financial statements.

      In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent auditor the Company’s audited financial statements in the Annual Report and their judgment about the quality and appropriateness of accounting principles and financial statement presentations, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and major issues as to the adequacy of the Company’s internal controls. In addition, the Committee discussed any matter required to be communicated under generally accepted auditing standards. The Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditor the auditor’s independence from the Company and management, including matters in the written disclosures provided by the independent auditor to the Finance and Audit Committee as required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee also considered the compatibility of nonaudit services with the independent auditor’s independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 25, 2004, for filing with the Securities and Exchange Commission. Based upon the recommendation of the Committee, the Board has affirmed the Committee’s decision to retain Ernst & Young LLP as the Company’s independent auditor for the 2005 fiscal year.

Members of the Finance and Audit Committee:

Joe C. McKinney (Chair)

J.S.B. Jenkins (Vice-Chair)
Arthur R. Emerson
Gasper Mir, III

FEES PAID TO THE INDEPENDENT AUDITOR

      Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for the fiscal years ended August 25, 2004, and August 27, 2003, were:

	2004	2003

	(In thousands)
Audit Fees	$135	$162
Audit-Related Fees	40	3
Tax Fees	33	17
All Other Fees	43	9

Total	$251	$191

      Audit Fees for the fiscal years ended August 25, 2004, and August 27, 2003, were for professional services in connection with the audits of the annual consolidated financial statements of the Company, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and consents and assistance with the review of documents filed with the Securities and Exchange Commission.

      Audit-Related Fees for the fiscal years ended August 25, 2004, and August  27, 2003, were mainly for assurance and related services for benefit plan audits.

      Tax Fees for the fiscal years ended August 25, 2004, and August 27, 2003, were for services related to assistance provided in coordinating audits conducted by the Internal Revenue Service.

      All Other Fees for the fiscal years ended August 25, 2004, and August 27, 2003, were for services rendered for procedures related to reviewing the Company’s preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

      The Finance and Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

PREAPPROVAL POLICIES AND PROCEDURES

      All auditing services and nonaudit services provided by Ernst & Young LLP must be preapproved by the Finance and Audit Committee. Generally, this approval will take place each year at the August meeting of the Finance and Audit Committee for the subsequent fiscal year and as necessary during the year for unforeseen requests. The nonaudit services specified in Section 10A(g) of the Securities Exchange Act of 1934 may not be provided by Ernst & Young LLP. Ernst & Young LLP will provide a report to the Chair of the Finance and Audit Committee prior to each regularly scheduled Finance and Audit Committee meeting detailing all fees, by project, incurred by Ernst & Young LLP year-to-date and an estimate for the fiscal year. The Chair of the Finance and Audit Committee will review the Ernst & Young LLP fees at each Finance and Audit Committee meeting. The Finance and Audit Committee will periodically review such fees with the full Board of Directors.

      The de minimis exception was not used for any fees paid to Ernst & Young LLP.

EXECUTIVE OFFICERS

      Certain information is set forth below concerning the executive officers of the Company, each of whom has been elected to serve until his successor is duly elected and qualified:

	Served as	Positions with Company and
Name	Officer Since	Principal Occupation Last Five Years	Age

Christopher J. Pappas	2001	President and CEO (since March 2001), CEO of Pappas Restaurants, Inc.	57
Harris J. Pappas	2001	Chief Operating Officer (since March 2001), President of Pappas Restaurants, Inc.	60
Ernest Pekmezaris	2001	Senior Vice President and CFO (since March 2001), Treasurer and former CFO of Pappas Restaurants, Inc.	61
Peter Tropoli	2001	Senior Vice President-Administration, General Counsel (since March 2001), attorney in private practice.	33

EXECUTIVE COMPENSATION COMMITTEE REPORT

      The Executive Compensation Committee of the Board presents the following report on executive compensation. The report describes the Company’s executive compensation programs and the bases on which the Committee made recommendations for compensation decisions for fiscal 2004, with respect to the Company’s executive officers (named in the compensation tables).

Compensation Objectives

      The Committee annually evaluates the effectiveness of the Company’s executive compensation program in incentivizing and rewarding executive performance that leads to long-term enhancement of shareholder value and encouraging executives who deliver such performance to continue with the Company for the long-term. The Company’s executive compensation program currently consists of the elements summarized below.

•	Base Salary. Base salaries that are fair and competitive consistent with the Company’s position in the foodservice industry are used to compensate ongoing performance throughout the year. Base salaries are reviewed annually.

•	Annual Bonus. Annual bonuses are awarded to executives based on an evaluation of both corporate performance and the executive’s individual contribution to the long-term interests of shareholders.

•	Long-Term Incentives. Long-term incentives, such as stock options, are used to (i) incentivize performance that leads to enhanced shareholder value and (ii) encourage retention.

•	Stock Ownership. Stock ownership guidelines are used to more closely align the interests of the Company’s executives with the interests of shareholders.

      The Company’s executive compensation program is designed to enable the Company to attract, retain, and motivate the highest quality of management talent.

Annual Base Salaries

      The Committee annually advises the Board on the appropriateness and reasonableness of the base salaries to be paid to the Company’s executive officers and approves base salaries and salary increases for executives. The Committee evaluates base salaries with reference to the Company’s performance for the prior fiscal year and competitive compensation data, as well as a subjective evaluation of each executive’s contribution to the Company’s performance, each executive’s experience, responsibilities, and management abilities. Company performance is measured by net income, total sales, comparable store sales, return on shareholders’ equity, and other financial factors. Since compensation of the Chief Executive Officer and Chief Operating Officer is fixed by contract (See “Executive Compensation Committee Report — Compensation of Chief Executive Officer”), the Committee’s responsibility in regard to their compensation has been limited. The employment contracts for the Chief Executive Officer and Chief Operating Officer were negotiated in connection with their expiration in March of 2004 and have been extended through March of 2006. Members of the Committee, along with members of the Finance and Audit Committee, were involved in advising the Board on the appropriateness and reasonableness of the revised compensation packages for these executive officers.

Stock Options

      The Committee administers the Company’s stock option, ownership, and other equity-based compensation plans. Historically, the Committee generally considered on an annual basis the granting of incentive stock options to eligible executive officers and other key employees. The options, which were granted at 100% of market price on the date of grant, were typically for six-year terms. The number of option shares granted each year was typically determined by a formula based on a dollar amount divided by the option’s exercise price. Because of changes in compensation practices and philosophies over the last few years, the Committee did not authorize any stock option grants in fiscal 2004. The Committee anticipates that it will place more emphasis on the use of restricted stock, stock appreciation rights, and other means of rewarding key employees in the future and that it will not be recommending the granting of stock options except in unusual circumstances.

Stock Ownership Guidelines

      The Board of Directors has adopted guidelines for ownership of the Company’s common stock by executives and directors to help demonstrate alignment of the interests of the Company’s executives and directors with the interests of its shareholders. The guidelines provide that executives and directors are expected to attain the following levels of stock ownership within five years of election to the specified director or officer position:

Position	Share Ownership

Chief Executive Officer	4 times annual base salary
President and Senior Vice President	2 times annual base salary
Vice President	Equal to annual base salary
Nonemployee Director	Shares with a market value of at least $100,000

      Phantom stock and stock equivalents in the nonemployee director deferred compensation plan are considered common stock for purposes of the guidelines since they are, in effect, awarded in lieu of cash compensation for board services.

Stock Purchase Loans Made in 1999

      During January and February 1999, to facilitate the purchase of Luby’s stock by certain Luby’s officers pursuant to Luby’s Incentive Stock Plan, the Company guaranteed loans of approximately $1.9 million related to open-market purchases of Company stock by various officers of the Company pursuant to the terms of a shareholder-approved plan. Under the officer loan program, shares were purchased by certain Luby’s officers with funding obtained from JPMorgan Chase Bank (“JPMorgan”), one of the four members of the bank group that participates in the Company’s credit facility. In accordance with the original terms of the agreements, these instruments only required annual interest to be paid by the individual debtors, with the entire principal balances due upon their respective maturity dates, which occurred during the first three months of calendar 2004, unless extended by the note holders. As of November 17, 2004, the notes had an aggregate outstanding balance of approximately $575,000. None of the individual debtors under these officer loan notes is currently, and was not as of August 25, 2004, senior executives or directors of the Company.

      The terms of the Company’s agreement with JPMorgan provided that in the event of debtor defaults, the Company would be required to purchase the loans from JPMorgan Chase Bank, and become the holder of the notes. The purchased Company stock has been and could be used by borrowers to satisfy a portion of their loan obligation.

      In connection with the refinancing of the Company’s senior indebtedness in January of 2004, JPMorgan required the Company to secure its obligation to purchase any loans in default upon demand by JPMorgan in exchange for JPMorgan agreeing to defer the Company’s obligation to purchase the loan until September 30, 2004. The Company secured that obligation with a letter of credit in the amount of $1.2 million, being the aggregate outstanding balance of the loans, plus accrued interest, on June 7, 2004 which expired on September 30, 2004. In anticipation of the maturity of its obligation to purchase the loans, the Company worked out settlement agreements with some of the debtors pursuant to which the Company contributed an aggregate of approximately $147,000 toward repayment of the loans and the debtors paid approximately $297,000. In addition, the Company expects to become the owner of eight notes with an aggregate outstanding balance, plus accrued interest, of approximately $556,000. The Company will attempt to collect the amounts owed under the notes it purchased through a variety of methods including, without limitation, pursuit of all available rights and remedies.

Employment Agreements

      The Company is a party to employment agreements with Christopher J. Pappas (President and Chief Executive Officer) and Harris J. Pappas (Chief Operating Officer). The employment agreements were filed with the Securities and Exchange Commission as exhibits to the Company’s Current Report on Form 10-Q, filed June  14, 2004. Each agreement provides for a fixed base annual salary of $400,000 during the first year of the term of the agreements and $300,000 during the second year of the term of the agreements, plus bonus compensation at the discretion of the Board or appropriate Board committee.

Change in Control Agreements

      The employment agreements of Christopher J. Pappas and Harris J. Pappas each provide that the employee will be entitled to receive all of his compensation and benefits under the contract until March 31, 2006, if his employment is terminated by the Company without cause (as therein defined) or if he terminates his employment for good reason (as therein defined).

Salary Continuation Agreements

      The Company currently has no salary continuation agreement, or agreement having similar effect, in place with any employee of the Company.

Deferred Compensation Plan

      Beginning June 1, 1999, the Company maintained a Deferred Compensation Plan for all highly compensated employees, including the president and all senior vice presidents. The plan permitted highly compensated employees to defer a portion of their annual compensation into unfunded accounts with the Company. The deferrals mirror the results of a phantom investment portfolio theoretically (but not actually) invested in funds selected by each participant, including a Luby’s, Inc. stock fund. None of the Named Officers (as that term is defined below under the heading “Executive Compensation”) currently participates in the Deferred Compensation Plan. The Company terminated the plan after the end of fiscal 2003, and the funds were distributed in fiscal 2004.

Compensation of Chief Executive Officer

      In fiscal 2004, the Company paid Christopher J. Pappas an annual base salary rate of $100,000 through March 31, 2004 and an annual base salary rate of $400,000 from and after the effective date of his new employment agreement with the Company, being March 31, 2004. The employment contract entered into with Mr. Pappas, which was approved by the Board in 2004, fixes Mr. Pappas’ base salary at $400,000 for the first year and $300,000 for the second year. The contract expires on March 31, 2006. Pursuant to his original 2001 employment contract, Mr. Pappas was granted stock options on March 9, 2001, for 1,120,000 shares of common stock at $5.00 per share. No new stock options have been granted to Mr. Pappas since March of 2001. See “Employment Agreements.”

Members of the Executive Compensation Committee:

Roger R. Hemminghaus (Chair)

Judith B. Craven (Vice-Chair)
Jill Griffin
Joanne Winik
Jim W. Woliver

EXECUTIVE COMPENSATION

      The table below contains information concerning annual and long-term compensation of the current Chief Executive Officer, all persons who served as Chief Executive Officer of the Company during the last fiscal year, and the most highly compensated individuals who made in excess of $100,000 and who served as executive officers during the last fiscal year (the “Named Officers”), for services rendered in all capacities for the fiscal years ended August 25, 2004, August 27, 2003, August 28, 2002, and August 31, 2001.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

						Securities
					Restricted	Underlying
	Fiscal			Other Annual	Stock	Options/	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards	SARs(2)	Payouts	Compensation

Christopher J. Pappas	2004	$221,154	$0	$0	$0	$0	$0	$0
President and Chief	2003	100,000	0	0	0	0	0	0
Executive Officer	2002	107,564	0	0	0	1,120,000	0	0
	2001	45,161	0	0	0	0	0	0
Harris J. Pappas	2004	221,154	0	0	0	0	0	0
Chief Operating Officer	2003	100,000	0	0	0	0	0	0
	2002	107,564	0	0	0	1,120,000	0	0
	2001	45,161	0	0	0	0	0	0
Ernest Pekmezaris	2004	200,000	50,000	0	0	0	0	0
Senior Vice President	2003	200,000	0	0	0	0	0	0
and Chief Financial	2002	215,128	0	0	0	25,000	0	0
Officer	2001	90,232	0	0	0	0	0	0
Peter Tropoli	2004	150,000	50,000	0	0	0	0	0
Senior Vice	2003	150,000	0	24,662	0	0	0	0
President —	2002	161,346	0	0	0	25,000	0	0
Administration	2001	50,000	0	0	0	0	0	0

(1)	Perquisites and other personal benefits that did not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer have been excluded.

(2)	The Company has not issued any stock appreciation rights to the Named Officers.

      There were no grants of stock options or stock appreciation rights (“SARs”) to the Named Officers during fiscal 2004. The Company has not granted SARs to any of the Named Officers.

      The table below reports exercises of stock options and SARs by the Named Officers during fiscal 2004, and the value of their unexercised stock options and SARs as of August 25, 2004. Except for the stock options granted to Messrs. Pappas, which were granted pursuant to their employment contracts with the Company, the stock options were granted under the Company’s Incentive Stock Plans. The Company has not granted SARs to any of the Named Officers.

Aggregated Options/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values

				Value of Unexercised
			Number of Securities	In-the-Money
			Underlying Unexercised	Options/SARs
	Shares Acquired	Value	Options/SARs at FY-End	at FY-End(1)
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Christopher J. Pappas	0	$0	1,120,000/0	$1,736,000/0
Harris J. Pappas	0	0	1,120,000/0	1,736,000/0
Ernest Pekmezaris	0	0	18,750/6,250	0/0
Peter Tropoli	0	0	18,750/6,250	0/0

(1)	The value of unexercised options is based on a price of $6.55 per common share at August 25, 2004.

DEFERRED COMPENSATION

      Beginning June 1, 1999, the Company maintained a Deferred Compensation Plan for all of its highly compensated employees, which permitted deferral of a portion of annual compensation. The plan was terminated in fiscal 2003 and funds were distributed in fiscal 2004. See the discussion under the caption “Deferred Compensation Plan” in the Report of the Executive Compensation Committee.

      The Company has a Supplemental Executive Retirement Plan which is designed to provide benefits for selected officers at normal retirement age with 25 years of service equal to 50% of their final average compensation offset by Social Security, profit sharing benefits, and deferred compensation. Some of the officers designated to participate in the plan have retired and are receiving benefits under the plan. Accrued benefits of all actively employed participants become fully vested upon termination of the plan or a change in control (as defined in the plan). The plan is unfunded, and the Company is obligated to make benefit payments solely on a current disbursement basis. None of the Named Officers is currently entitled to participate in the Supplemental Executive Retirement Plan.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on the Company’s common stock for the five fiscal years ended August 25, 2004, with the cumulative total return on the S&P SmallCap 600 Index and an industry peer group index. The peer group index is comprised of Bob Evans Farms, Inc.; Piccadilly Cafeterias, Inc.; Ryan’s Family Steak Houses, Inc.; and Worldwide Restaurant Concepts (aka Sizzler International, Inc.). These companies are multiunit family restaurant operators in the mid-price range.

      The cumulative total shareholder return computations set forth in the performance graph assume an investment of $100 on August 31, 2000, and the reinvestment of all dividends. The returns of each company in the peer group index have been weighted according to the respective company’s stock market capitalization.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG LUBY’S, INC., THE S&P SMALLCAP 600 INDEX
AND A PEER GROUP

*$100 invested on 8/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending August 31.

Copyright ©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/ S&P.htm

	8/00	8/01	8/02	8/03	8/04

Luby’s, Inc.	$100.00	$162.54	$92.93	$45.36	$120.33
S&P SmallCap 600	100.00	100.54	90.96	111.61	128.19
Peer Group	100.00	152.22	166.33	191.53	184.79

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

      Proposals of shareholders for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2006 Annual Meeting of Shareholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at its corporate office no later than August 19, 2005. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 with respect to the Company’s 2006 Annual Meeting of Shareholders will be considered untimely if received by the Company after December 3, 2005.

DIRECTOR NOMINATIONS FOR 2006 ANNUAL MEETING

      The Company’s Bylaws provide that candidates for election as directors at an Annual Meeting of Shareholders shall be nominated by the Board of Directors or by any shareholder of record entitled to vote at the meeting, provided the shareholder gives timely notice thereof. To be timely, such notice shall be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected and shall include (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, age, and business address of each nominee; and (iii) such other information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

PROXY SOLICITATION

      The cost of soliciting proxies will be borne by the Company. The transfer agent and registrar for the Company’s common stock, American Stock Transfer & Trust Company, as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

      The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company reimburses such persons for their reasonable expenses.

By Order of the Board of Directors,

Drew R. Fuller, Jr.
Secretary

Dated: December 17, 2004

ANNEX A

LUBY’S, INC.

FINANCE AND AUDIT COMMITTEE CHARTER

Dated June 26, 2003

SCOPE AND PURPOSE

      The Finance and Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Luby’s, Inc. (the “Company”) is formed by the Board to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring:

1.	The integrity of the financial statements of the Company.

2.	The compliance by the Company with legal and regulatory requirements.

3.	The independent auditor’s qualifications and independence.

4.	The performance of the Company’s internal audit function and its independent auditor.

      The Committee shall regularly and fully report its actions and findings to the Board.

      The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

      The Committee shall have the authority to retain special legal, accounting, or other advisors to advise the Committee, as the Committee deems necessary or appropriate. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any special legal, accounting, or other advisors employed by the Committee.

      The Committee may request any officer or employee of the Company, the Company’s outside counsel, or independent auditor(s) to attend a Committee meeting or to meet with any members of, or advisors to, the Committee.

FUNCTIONS

      The duties and responsibilities of the Committee will include, but are not limited to, the following:

Financial Statements

1.	Review and discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including without limitation the selection, application, and disclosure of critical accounting principles, policies and practices; any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy of the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies.

2.	Review and discuss with management and the independent auditor quarterly reports from the independent auditor addressing:

a.	All critical accounting policies and practices used by the Company.

b.	All alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment recommended by the independent auditor.

c.	Other material written communications between the accounting firm and management of the Company.

3.	Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board each year whether or not the audited consolidated financial statements should be included in the Company’s Annual Report on Form 10-K.

4.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

5.	Review and discuss with management and the independent auditor the effect of any off-balance sheet transactions, arrangements, obligations (including contingent obligations) and any other relationships of the Company with unconsolidated entities that may have a current or future material effect on the Company’s financial statements.

6.	Review and discuss with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

7.	Review the asset/liability valuation methods used by management. Such review should include, but not be limited to, a review of reports concerning nonproducing assets and the adequacy of reserve balances.

8.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

9.	Review the Company’s tax status, including the status of tax reserves and significant tax planning issues.

10.	Review legal, regulatory, and tax matters that may have a material impact on the financial statements; related compliance policies; and programs and reports received from regulators and provide a summary to the Board.

11.	Discuss generally the types of information to be disclosed and the presentation to be made in earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance (if any) given to analysts and rating agencies.

Oversight of the Relationship with the Independent Auditor

1.	Appoint, retain, terminate, and replace the independent auditor, subject, if applicable, to shareholder ratification. The independent auditor shall report directly to the Committee.

2.	Resolve disagreements between management and the independent auditor.

3.	Approve all audit engagement fees and terms and all significant nonaudit engagements with the independent auditor.

4.	Preapprove all auditing services and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for nonaudit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Committee prior to the completion of the audit.

5.	Review annually a report by the independent auditor describing:

a.	The firm’s internal quality-control procedures.

b.	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues.

c.	All relationships between the independent auditor and the Company.

6.	Review the external and internal audit scopes and plans and the coordination of internal and external audit efforts to ensure completeness, reduction of redundant efforts, and the effective use of audit resources. Review any changes required in the planned scope of the internal audit plan.

7.	Review and evaluate independent audit reports, including the matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

8.	Review and evaluate the lead partner of the independent auditor team.

9.	Ensure the regular rotation of the audit partners as required by law and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

10.	Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

11.	Review and discuss with the independent auditor:

a.	Accounting adjustments that were identified or proposed by the independent auditor and were not implemented.

b.	Any problems or difficulties the independent auditor encountered in the course of the audit work and management’s response thereto, including, without limitation, any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management.

c.	The responsibilities, budget, and staffing of the Company’s internal audit.

d.	Assurance from the independent auditor that section 10A(b) of the Exchange Act, which refers to “Required Response to Audit Discoveries,” has not been implicated.

e.	Communications between the audit team and the firm’s national office relating to auditing or accounting issues presented by the engagement.

f.	Any “management letter” or “internal control letter” issued or proposed to be issued by the independent auditor to the Company and any other material written communications between the independent auditor and management.

g.	Internal audit compliance with the Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing (Standards).

12.	Taking into consideration the views of the internal auditor and management, annually review and evaluate the qualifications, performance, and independence of the independent auditor and the senior members of the independent auditor team. The Committee’s review and evaluation shall take into consideration, among other things, the rotation of the lead audit and reviewing partners, the disclosures of the independent auditor required by Independent Standards Board Standard No. 1, the adequacy of the auditor’s quality controls, and whether the provision of nonaudit services is compatible with maintaining the auditor’s independence. The Committee shall report its conclusions to the Board.

13.	Periodically meet with the managing partner having responsibility for the Company’s account and, in all cases, meet with the managing partner when such responsibility passes to another partner.

14.	Set clear hiring policies for employees and former employees of the independent auditor. At a minimum, ensure compliance with the “cooling-off” period required by the rules and regulations of the Commission.

15.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

16.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Internal Audit Function

1.	Review the independence of the internal audit department and the ability of the department to raise issues to the appropriate level of authority, including direct access to the chief executive officer. Ensure that the internal audit function, in addition to its support of the chief financial officer and chief executive officer, is responsive to the needs of the Committee and ultimately the Board; direct access between the Board and the Committee and the director of internal audit must be preserved by the Committee and recognized by management.

2.	Review the responsibilities, organizational structure, budget, and qualifications of the internal audit function.

3.	Discuss with the independent auditor and management, the internal audit department’s responsibilities, budget, and staffing and any changes in the planned scope of the internal audit.

4.	Review and approve any recommendation from management to reassign, appoint, replace, or dismiss the director of internal audit.

5.	Review the significant reports to management prepared by the internal audit department and management’s responses.

6.	At least annually, review and assess the adequacy of the Internal Audit Charter and recommend any proposed revisions to the Board for approval.

Business Risks

1.	Consider and review with management, the independent auditor, and the director of internal audit the adequacy of internal controls, including computerized information system controls. Review any significant changes in the Company’s internal controls or in other factors that could significantly affect these controls and any special audit steps adopted in light of control deficiencies.

2.	Discuss with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Review and discuss with management, the director of internal audit, and the independent auditor the Company’s system of internal controls and policies relating to risk assessment and management.

3.	Review, analyze, and recommend for approval to the Board, management’s policies and plans regarding:

a.	Financial management, including, but not limited to, major acquisitions, investments, and capital expenditures.

b.	Business risk management, including credit risks, control risks, asset/ liability management risks (such as nonproducing assets), regulatory risks (such as tax exposure items), operations risks, and management risks.

4.	Review annually the adequacy and costs of the Company’s risk management program.

5.	Review with the Company’s general counsel:

a.	Any legal matter that could have a significant impact on the Company’s financial statements or the Company’s compliance policies.

b.	The effectiveness of the Company’s compliance program in detecting and preventing violations of law and the Company’s code of conduct.

6.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or auditing matters.

7.	Review the Company’s code of ethics for senior officers.

8.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls and internal controls over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

9.	At least annually, review and assess the adequacy of the charter of the Disclosure Committee and recommend proposed revisions to the CEO and CFO.

Corporate Financial Status and Performance

1.	Review management’s financial plans, projections, and forecasts and report (with appropriate recommendations) to the Board.

2.	Review and evaluate corporate financial performance on a periodic basis and ensure that management provides appropriately definitive quarterly summaries to the Board.

3.	Review proposed operating and capital budgets, and propose such approval actions as are appropriate to the Board.

4.	At least semi-annually review the Company’s balance sheet and report findings to the Board.

5.	Review and approve the planned issuance of debt and equity and the repurchase of Company equity.

6.	Review and approve adequacy and significant changes in the Company’s bank credit agreement and report such findings and actions to the full Board.

7.	Review plans to acquire or dispose of assets that in aggregate exceed $5,000,000 in any fiscal year or any individual assets that exceed $3,000,000.

Finance and Audit Committee Performance

1.	At least annually, review and assess the adequacy of the Committee’s Charter and recommend any proposed revisions to the Board for approval.

2.	Periodically, but no less frequently than annually, review and update the working addendum, and ensure it is used during the year.

3.	At least biennially, perform a self-assessment of Committee performance.

4.	Perform any other activities consistent with this Charter, the Company’s bylaws and certificate of incorporation as the Committee or the Board deems necessary or appropriate.

SEC Reports

1.	Review the financial report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

2.	Review the periodic filings required under the rules of the Securities and Exchange Commission with management and the independent auditor prior to filing.

3.	Review with management and the independent auditor any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

4.	Review and discuss with management and the independent auditor any pro forma information proposed to be included in the Company’s financial statements or any other public disclosure.

5.	Obtain reports from management, the director of internal audit, and the independent auditor that the Company and its subsidiary/ affiliated entities are in conformity with applicable legal requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

DURATION

      The Committee shall continue in existence on a permanent basis until dissolved by the Board.

CHAIR

      The chair and the vice-chair of the Committee shall be appointed by the Board with due consideration given to nominee(s) presented by the Executive Committee.

MEMBERSHIP AND ORGANIZATION

1.	The Committee shall consist of at least three members. Each member shall meet the independence, experience, and financial literacy requirements of applicable rules and regulations, including, without limitation, the listing standards of the New York Stock Exchange, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the Securities and Exchange Commission, as such are amended from time to time. In addition, at least one member shall qualify as a “financial expert” as that term is defined by rules and regulations of the Securities and Exchange Commission. Members shall not simultaneously serve on the audit committees of more than two other public companies.

2.	The members of the Committee shall be appointed by the Board Governance Committee, subject to approval by the Board, at its next meeting following the annual meeting of shareholders and shall serve until the first meeting of the Board following the annual meeting of shareholders and until their successors are elected or until their earlier death, resignation or removal, with or without cause, in the discretion of the Board. Unless a chair is appointed by the Board, the members of the Committee shall elect a chair by majority vote of the full Committee membership.

3.	The Committee may form and delegate authority to a subcommittee or subcommittees, when appropriate, including the authority to preapprove the retention of the independent auditor for performance of audit and nonaudit services not prohibited under Section 10A(g) of the Exchange Act and not subject to the de minimis exception under Section 10A(i)(1)(B) of such Act, provided that the terms of the engagement and fee for such services shall be presented to the full Committee at the next scheduled meeting following the preapproval.

4.	The Committee shall promptly inform the Board of the actions taken or issues discussed at its meetings. This will generally take place at the Board meeting following a Committee meeting.

MEETINGS

      The Committee shall meet at such times and shall conduct such business as is more specifically described in the working addendum. The Committee shall meet periodically with management, the internal auditors, and the independent auditor in separate executive sessions. The chief financial officer will coordinate meetings between the Committee and the independent auditor and director of internal audit. However, the Committee and each member of the Committee have the right to contact the independent auditor or the director of internal audit directly. The independent auditor(s) and the director of internal audit and other members of the internal audit team have the right to contact the Committee or any member of the Committee directly. Agendas and advance materials will be provided to the Committee members in advance of meetings. Special meetings may be held as called by the chair of the Committee; the chair shall honor the request of any Committee member to call a special meeting.

      Meetings are to be attended by members of the Committee, the appointed recorder, the chief financial officer, and any guest whose attendance is approved in advance by the chair.

      The chief financial officer will be the primary point of contact and provide administrative support to the Committee.

      Three members shall constitute a quorum. If a quorum is present, a majority of the members present shall decide any questions brought before the Committee. Any member of the Committee may call a meeting of the Committee upon due notice to each other member at least forty-eight hours prior to the meeting.

MINUTES & REPORTS

      The Board chair in collaboration with the chair of the Committee shall designate a person to record the proceedings of the Committee’s meetings and to distribute such record as directed by the chair. The records of the Committee meetings shall be confidential, but shall be distributed to all Board members and retained as directed by the Board chair for a period of at least ten years.

      The chair may authorize the creation and distribution of reports or position papers as appropriate.

EFFECTIVE DATE

      This Charter was reviewed by the Finance and Audit Committee and approved by the Board on June 26, 2003, in order to govern the subsequent operation of the Finance and Audit Committee.

      Note: While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Policy Guide on Standards of Conduct. It is management’s responsibility to ensure that appropriate reports are made to the Board.

ANNEX B

LUBY’S, INC.

AMENDED AND RESTATED

NONEMPLOYEE DIRECTOR STOCK PLAN

1.	Introduction

      This Amended and Restated Nonemployee Director Stock Plan (the “Plan”) of Luby’s, Inc. (the “Company”), upon approval of the Plan by the shareholders of the Company at their 2005 annual meeting, shall amend and restate the Nonemployee Director Stock Option Plan first approved by the shareholders of the Company on January 13, 1995, and subsequently amended on January 14, 1997 and on January 20, 2000 (the “Original Plan”).

2.	Effectiveness

      Upon approval of the Plan by the shareholders of the Company at their 2005 annual meeting, the Plan shall become effective as of the date of such meeting, with participants first being allowed to participate in the Plan at the first meeting of the Board of Directors of the Company following said annual meeting. If the Plan is not approved by the shareholders at such meeting, it shall not become effective, and the Original Plan shall continue in force and effect.

3.	Purpose

      The Purpose of the Plan is to promote the interests of the Company and its shareholders by (a) promoting a greater identity of interest between the Nonemployee Directors and the Company’s shareholders and (b) strengthening the Company’s ability to attract and retain the services of experienced and knowledgeable Nonemployee Directors. To accomplish these objectives, the Plan authorizes (i) awards of shares of the Company’s common stock par value $.32 per share (“Common Stock”) which have significant restrictions on sale or transfer prior to vesting to Nonemployee Directors, (ii) awards of options to purchase shares of Common Stock to Nonemployee Directors, and (iii) the purchase of shares of Common Stock by Nonemployee Directors out of compensation otherwise payable to such directors, (collectively, the “Awards”) thereby encouraging such directors to acquire an increased proprietary interest in the Company.

4.	Administration

      The Plan shall be administered by the Board of Directors of the Company (the “Board”). The decision of the Board on any questions concerning the interpretation or administration of the Plan shall, as between the Company and the Nonemployee Director, be final and conclusive. The Board may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

5.	Participants

      Participants shall be the directors of the Company who are not employees of the Company or a subsidiary of the Company or any other business entity in which the Company, directly or indirectly, owns 50% or more of the capital or profit interest (“Nonemployee Directors”).

6.	Shares

      Subject to the adjustment provisions of Section 10 hereof, the number of shares of Common Stock of the Company which may be issued in connection with Awards available pursuant to the Plan shall not exceed 400,000 shares. If, however, any Award available under the Plan shall expire, terminate, or be canceled without having become vested or been exercised in full, the unused shares shall continue to be available for purposes of the Plan. More than one Award may be granted to the same participant.

7.	Restricted Stock

      Each Nonemployee Director shall be eligible to receive shares of restricted Common Stock, in accordance with the terms of the Plan, as follows:

(a) On the first day of each January, April, July and October during the term of the Plan, each Nonemployee Director shall be issued shares of Common Stock bearing such restrictions as the Board may determine from time to time (“Restricted Stock”) for services as a director of the Company, in an amount equal to that portion of the annual retainer fee determined by the Board to be payable in Restricted Stock for the quarterly period beginning on such date, as such amount may be changed from time to time at the discretion of the Board (the “Mandatory Retainer Award”).

(b) On the first day of each January, April, July, and October during the term of the Plan, each Nonemployee Director shall be issued a number of whole shares of Restricted Stock equal to the ratio of: (i) a portion of the Director Compensation in excess of the Mandatory Retainer Award (the “Elective Retainer Award”) for the quarterly period beginning on such date which the Nonemployee Director has elected pursuant to the provisions of Section 7(f) of the Plan to be payable in Restricted Stock (expressed as a dollar amount) to (ii) the Fair Market Value per share of Common Stock on the Stock Award Date (as such terms are defined below). Any fraction of a share shall be disregarded and the remaining amount of the Director Compensation shall be paid in cash.

(c) On the first day of each January, April, July, and October during the term of the Plan, each Nonemployee Director who has elected pursuant to the provisions of the Plan to receive Restricted Stock in payment of the Elective Retainer Award, shall be granted an additional number of whole shares of Restricted Stock equal to twenty percent (20%) of the number of whole shares of Restricted Stock issued in payment of the Elective Retainer Award for the quarterly period beginning on such date.

(d) Upon the date of election, each newly elected Nonemployee Director (i.e., a Nonemployee Director who has not previously served as a director of the Company) shall be granted the number of shares of Restricted Stock designated by resolution of the Board for such persons from time to time.

(e) The term “Fair Market Value” as used in this Plan means with respect to any date, the average between the highest and lowest sale prices per share of Common Stock on the New York Stock Exchange Composite Transactions Tape on such date, provided that if there shall be no sales of shares of Common Stock reported on such date, the Fair Market Value of a share of Common Stock on such date shall be deemed to be equal to the average between the highest and lowest sale prices per share on such composite tape for the last preceding date on which sales of shares of Common Stock were reported. In the event that Shares are not traded on the New York Stock Exchange as of a given date, the Fair Market Value of a Share as of such date shall be established by the Board acting in good faith. The term “Stock Award Date” means the date on which shares of Restricted Stock are granted to a Nonemployee Director. The term “Director Compensation” means all cash compensation payable to a Nonemployee Director for services as a director of the Company.

(f) Each Nonemployee Director who, prior to the end of any calendar year during the Term of the Plan files with the Board or its designee a written election to receive an Elective Retainer Award. An election pursuant to this Section 7.(f) shall be irrevocable.

(g) Upon an award of shares of Restricted Stock to a Nonemployee Director, the stock certificate representing such shares of Common Stock shall be issued and transferred to the Nonemployee Director, whereupon the Nonemployee Director shall become a stockholder of the Company with respect to such shares and shall be entitled to vote the shares; provided, however, subject to the provisions of Section 11, no such shares shall be transferable by the Nonemployee Director for a period of three (3) years from the Stock Award Date.

8.	Options

      (a) The Board shall select the Nonemployee Directors who are to be granted Options under the Plan and, subject to the provisions of the Plan, shall determine the terms, conditions, and limitations applicable to each Option. No Nonemployee Director may receive, under the Plan, Options for more than 5,000 shares in any 12-month period.

      (b) The option price shall be 100% of the Fair Market Value of the shares at the time of the granting of the Option. Such Fair Market Value shall be determined by the Board pursuant to the provisions of Section 7.(e) hereof.

      (c) (i) An Option shall terminate upon the expiration of ten years from the date the Option is granted or one year from the date the optionee ceases to be a director of the Company, whichever first occurs (the “Expiration Date”). In no event shall an Option be exercised after the Expiration Date.

(ii) To the extent that an Option is exercisable, it may be exercised by the optionee or the legal representative of the optionee or the legal representative of the optionee’s estate. Except as provided in subsection (c)(iii) below, an Option may not be exercised prior to the expiration of one year from the date the Option is granted. Once an Option becomes exercisable, it may thereafter be exercised, wholly or in part, at any time prior to its Expiration Date.

(iii) Upon the occurrence of any of the following events prior to the Expiration Date of an Option, the Option shall become immediately and fully exercisable:

A. death of the optionee;

B. resignation or removal of the optionee as a director of the Company by reason of a physical or mental impairment which prevents the optionee from performing the duties of his or her directorship for a period of six months or more;

C. resignation of the optionee as a director of the Company after having served at least two full terms as a director; or

D. expiration of the optionee’s term of office as a director of the Company, without being reelected to the Board, after having served at least two full terms as a director.

No Option shall be assignable or transferable other than by will or the laws of descent and distribution. During an optionee’s lifetime, only the optionee or his or her guardian or legal representative may exercise an option.

      (d) Payment for shares purchased upon exercise of an Option shall be made in full at the time of exercise of the Option. No loan shall be made or guaranteed by the Company for the purpose of financing the purchase of any optioned shares. Payment of the option price shall be made in cash, or by delivering Common Stock of the Company having a Fair Market Value (determined as provided in Section 7.(e)) at least equal to the option price, or a combination of Common Stock and cash. Payment in shares of Common Stock shall be made by delivering to the Company certificates, duly endorsed for transfer, representing shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to that portion of the option price which is to be paid in Common Stock. Whenever payment of the option price would require delivery of a fractional share, the optionee shall deliver the next lower whole number of shares of Common Stock and a cash payment shall be made by the optionee for the balance of the option price.

      (e) Options granted under the Plan do not meet the requirements of Section 422 of the Internal Revenue Code and are commonly referred to as “nonqualified stock options.”

9.	Listing and Registration

      The Company, in its discretion, may postpone the issuance and delivery of shares issuable in connection with an Award, until completion of such stock exchange listing, or registration, or other qualification of such shares under any federal or state law, rule, or regulation, as the Company may consider appropriate. The Company may require any person entitled to shares issuable in connection with an Award to make such representations and to furnish such information as the Company may consider appropriate in connection with the issuance of the shares in compliance with applicable law.

10.	Adjustment Provisions

      (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Stock) or make a distribution of cash or property which has a substantial impact on the value of issued shares of Common Stock, the total number of shares of Common Stock reserved for issuance under the Plan shall be appropriately adjusted and the number of shares of Common Stock covered by each outstanding Option and the purchase price per share under each outstanding Option shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Option shall not be changed.

      (b) Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board shall authorize the issuance, continuation or assumption of outstanding Options or provide for other equitable adjustments after changes in the shares of Common Stock resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving Company, upon such terms and conditions as it may deem necessary to preserve the rights of Optionees and holders of shares of Common Stock that are subject to any restrictions under the Plan.

      (c) In the case of any sale of assets, merger, consolidation or combination of the Company with or into another Company other than a transaction in which the Company is the continuing or surviving Company and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any Optionee who holds an outstanding Option shall have the right (subject to the provisions of the Plan and any limitation applicable to the Option) thereafter and during the term of the Option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of shares of Common Stock which would have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean the kind and amount of shares of the surviving or new Company, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of Common Stock upon consummation of an Acquisition.

11.	Change of Control

      (a) Upon the occurrence of an event of “Change of Control”, as defined below, any and all outstanding Options shall become immediately vested and exercisable and any and all stock certificates representing shares awarded to a Nonemployee Director pursuant to the provisions of Section 7 hereof, shall be transferred to such Nonemployee Director.

      (b) A “Change of Control” shall occur when:

(i) A “Person” (which term, when used in this Section 11, shall have the meaning it has when it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), but shall not include the Company, any underwriter temporarily holding securities pursuant to an offering of such securities, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Stock (as defined below) of the Company) is or becomes, without the prior consent of a majority of the Continuing Directors (as defined below), the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock (as defined below) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The stockholders of the Company approve and the Company consummates a reorganization, merger or consolidation of the Company or the Company sells, or otherwise disposes of, all or substantially all of the Company’s property and assets, or the Company liquidates or dissolves (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction): or

(iii) The individuals who are Continuing Directors of the Company (as defined below) cease for any reason to constitute at least a majority of the Board of the Company.

(iv) For purposes of this Section 11, (i) the term “Continuing Director” means (A) any member of the Board who is a member of the Board immediately after the issuance of any class of securities of the Company that are required to be registered under Section 12 of the Exchange Act, and the term “Voting Stock” means all capital stock of the Company which by its terms may be voted on all matters submitted to shareholders of the Company.

12.	Provision for Taxes

      It shall be a condition to the Company’s obligation to issue or reissue shares of Common Stock in connection with an Award that the participant pay, or make provision satisfactory to the Company for payment of, any federal or state income or other taxes which the Company is obligated to withhold or collect with respect to the issuance or reissuance of such shares.

13.	Term of Plan

      Subject to the provisions of Section 15 hereof, the Plan shall continue in effect until the maximum number of shares of Common Stock issuable under the Plan has been issued.

14.	Restrictions on Exercise

      Any provision of the Plan to the contrary notwithstanding, (i) no Option granted pursuant to the Plan shall be exercisable at any time, in whole or in part, prior to the shares of Common Stock subject to the Option being authorized for listing on the New York Stock Exchange and (ii) no Option granted pursuant to the Plan shall be exercisable at any time, nor shall any shares of Restricted Stock issuable pursuant to the Plan be issued, if issuance and delivery of the shares of Common Stock subject to the Award would be in violation of any applicable laws or governmental regulations.

15.	Amendment and Termination

      Subject to the limitation that the provisions of the Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, applicable securities laws and applicable stock exchange regulations, or the rules thereunder, the Board may at any time amend, suspend or discontinue the Plan or alter or amend any or all Awards under the Plan to the extent permitted by law. However, no such action by the Board may, without approval of the shareholders of the Company, alter the provisions of the Plan so as to:

(a) increase the maximum number of shares of Common Stock that may be issued in connection with Awards granted under the Plan except pursuant to Section 10;

(b) change the class of individuals eligible to receive Awards under the Plan; or

(c) effect any other amendment to the Plan for which approval of the Company’s shareholders is required by Rule 16b-3 under the Exchange Act, or as a condition to the listing of shares on the NYSE.

16.	Unfunded Plan

      The Plan shall be unfunded. Neither the Company nor the Board shall be required to segregate any assets in connection with Awards issued pursuant to the Plan. Any liability of the Company to any Nonemployee Director with respect to an Award shall be based solely upon contractual obligations created by the Plan and any Award agreement. No such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.

17.	Governing Law

      This Plan shall be governed by, construed, and enforced in accordance with the internal laws of the State of Delaware, and, where applicable, the laws of the United States.

ANNEX C

LUBY’S, INC.

CERTAIN FEDERAL INCOME TAX ASPECTS

      The following is only a general summary of the federal income tax effects to the participants and the Company of nonqualified stock options to be granted under the Amended Plan. There are a number of special tax rules which may be applicable under certain circumstances. This discussion is based on the provisions of the Internal Revenue Code of 1986 as amended (the “Code”), and regulations and rulings in effect on the date of this Proxy Statement, all of which are subject to change at any time. This summary does not address state, local, or non-U.S. taxation of options under the Amended Plan, which may differ significantly from federal income tax rules and regulations.

      Options. For federal income tax purposes, the grant of a nonqualified stock option should not result in recognition of income by the optionee. Upon exercise of a nonqualified stock option by an employee who is not an officer or director, the excess of the fair market value of the shares on the exercise date over the option price will be considered as compensation taxable as ordinary income. If, however, at the time of exercise of the option, the optionee is a director of the Company or an “officer” as defined in Rule 16a-1 of the Securities and Exchange Commission, and if the sale of the stock at a profit within six months could subject such person to suit under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), the fair market value of the stock is determined, and the tax applicable thereto is incurred, at the end of such six-month period or at such earlier time as may be determined (i) by such person’s election made within 30 days of the date of exercise to be taxed sooner, or (ii) by the occurrence of an event which causes Section 16(b) of the Exchange Act to become inapplicable to such person. In the event of a gain or loss realized upon the sale of the shares received upon exercise of a nonqualified stock option, the optionee will recognize long-term or short-term capital gain or loss, depending on the optionee’s holding period for the shares.

      With regard to nonqualified stock options, the Company will generally be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the ordinary income will be recognized by the optionee, provided that the amount of the compensation is reasonable and any Federal income tax reporting and withholding requirements are satisfied.

      Under certain circumstances, the Company’s deduction may also be limited by the provisions of Section 162(m) of the Code. Section 162(m) generally limits the Company’s deduction for certain types of compensation paid to each of its Chief Executive Officer and its four highest compensated officers (other than the Chief Executive Officer) to no more than $1 million per year.

      Under the so-called “golden parachute” provisions of the Code, certain awards vested or paid in connection with a change of control may also be nondeductible by the Company and may be subject to an additional twenty percent (20%) federal excise tax. Nondeductible “parachute payments” will in general reduce the $1 million limit on deductible compensation described above.

      Restricted Stock Awards. If a participant receives an award of shares of common stock under the Amended Plan, the participant will generally not recognize taxable income at the award date, and the Company will not be entitled to a deduction at that time. Instead, unless the participant makes a valid election under Section 83(b) of the Code, the participant will generally recognize ordinary income at the time an award becomes vested (generally the first day following the third anniversary of the award date) in an amount equal to the fair market value of the common stock that becomes vested pursuant to such award (plus the amount of any dividend equivalents awarded with respect to the award), and the Company will be entitled to a corresponding deduction. If the participant makes a valid election under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price for the restricted stock, and the Company will be entitled to a deduction for the same amount.

C-1

ANNUAL MEETING OF SHAREHOLDERS OF

LUBY’S, INC.

January 20, 2005

Please date, sign, and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

■
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

1.	Election of Directors:

NOMINEES: ¡ Judith B. Craven ¡ Arthur R. Emerson ¡ Frank Markantonis ¡ Gasper Mir, III
☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of Ernst & Young LLP as the independent public accountants of the corporation.	☐	☐	☐

3. Proposal of the Company to approve the amendment and restatment of the Nonemployee Director Stock Plan.	☐	☐	☐

4. Nonbinding shareholder proposal to declassify elections of directors.	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, and AGAINST proposal 4.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐	■

PROXY

LUBY’S, INC.

c/o American Stock Transfer & Trust Company
59 Maiden Lane, New York, New York 10038

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jim Woliver, J.S.B. Jenkins, and Joe C. McKinney, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this card, all the shares of Common Stock of Luby’s, Inc. held of record by the undersigned on December 3, 2004, at the Annual Meeting of Shareholders to be held on January 20, 2005, or any adjournment thereof.

(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

LUBY’S, INC.

January 20, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

1.	Election of Directors:

NOMINEES: ¡ Judith B. Craven ¡ Arthur R. Emerson ¡ Frank Markantonis ¡ Gasper Mir, III
☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See Instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of Ernst & Young LLP as the independent public accountants of the corporation.	☐	☐	☐

3. Proposal of the Company to approve the amendment and restatment of the Nonemployee Director Stock Plan.	☐	☐	☐

4. Nonbinding shareholder proposal to declassify elections of directors.	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, and AGAINST proposal 4.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■